Exhibit 4(b).1

EXECUTION VERSION	30 March 2017	Confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission

NATIONAL GRID HOLDINGS ONE PLC

and

QUADGAS INVESTMENTS BIDCO LIMITED

and

QUADGAS HOLDCO LIMITED

and

QUADGAS PLEDGECO LIMITED

and

QUADGAS MIDCO LIMITED

AMENDMENT AND RESTATEMENT AGREEMENT

Relating to the Acquisition Agreement relating to the subscription of shares in GasD HoldCo and the acquisition of GasD OpCo and GasD PropCo (as defined therein)

dated 8 December 2016

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref L-226975

This Agreement (the “Agreement”) is made on 30 March 2017 between:

(1)

NATIONAL GRID HOLDINGS ONE PLC, a company incorporated in the United Kingdom with registered number 2367004 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom (the “Seller”);

(2)

QUADGAS INVESTMENTS BIDCO LIMITED, a company incorporated in the United Kingdom with registered number 10487004 and whose registered office is at 18 St Swithin’s Lane, London EC4N 8AD, United Kingdom and whose former name was Tellsid Investments Limited (the “Investor”);

(3)	QUADGAS HOLDCO LIMITED, a company incorporated in the United Kingdom with registered number 10614254 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom (“GasD HoldCo”);

(4)

QUADGAS PLEDGECO LIMITED, a company incorporated in the United Kingdom with registered number 10614954 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom (“GasD PledgeCo”); and

(5)	QUADGAS MIDCO LIMITED, a company incorporated in the United Kingdom with registered number 10615396 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom (“GasD MidCo”).

Whereas:

(A)

The Seller and the Investor entered into the Original Acquisition Agreement (as defined below) on 8 December 2016. GasD HoldCo, GasD PledgeCo and GasD MidCo each acceded to the Original Acquisition Agreement on 15 February 2017.

(B)	The Parties now wish to amend and restate the Original Acquisition Agreement in the form of the Amended Acquisition Agreement (as defined below).

It is agreed as follows:

1	Definitions and Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Incorporation of defined terms

Unless otherwise stated, terms defined in the Original Acquisition Agreement shall have the same meaning in this Agreement.

1.2	Definitions

“Amended Acquisition Agreement” means the Original Acquisition Agreement, as amended and restated in the form set out in the Schedule to this Agreement;

“Effective Date” means the date of this Agreement;

“Original Acquisition Agreement” means the acquisition agreement relating to the subscription of shares in GasD HoldCo and the acquisition of GasD OpCo and GasD PropCo entered into by the Seller and the Investor on 8 December 2016, and acceded to by GasD HoldCo, GasD PledgeCo and GasD MidCo on 15 February 2017; and

“Parties” means the parties to this Agreement; and Party” means any one of them.

1

1.3	Interpretation clauses

1.3.1

The principles of interpretation set out in Clause 1 of the Original Acquisition Agreement shall have effect as if set out in this Agreement, save that references to “this Agreement” shall be construed as references to “this Agreement”.

1.3.2	References to this Agreement include its Schedule.

2	Amendment

2.1

In accordance with Clause 14.5 of the Original Acquisition Agreement, the Parties agree that the Original Acquisition Agreement shall be amended and restated in the form set out in the Schedule to this Agreement.

2.2	Each Party shall pay £1.00 to each of the other Parties on the Effective Date in consideration for the amendment and restatement of the Original Acquisition Agreement.

2.3	The amendment and restatement of the Original Acquisition Agreement shall take effect from the Effective Date.

3	Miscellaneous

3.1	Incorporation of terms

The provisions of Clauses 11, 14.1, 14.2,14.3, 14.4, 14.5, 14.7, 14.12, 14.13 and 14.15 of the Original Acquisition Agreement shall apply to this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement and references to “party” or “parties” are references to parties to this Agreement.

3.2	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. A party may enter into this Agreement by executing any such counterpart.

2

In witness whereof this Agreement has been duly executed on the date first stated above.

SIGNED by NATIONAL GRID HOLDINGS ONE PLC acting by David Bonar a Director	/s/ David Bonar

SIGNED by QUADGAS INVESTMENTS BIDCO LIMITED acting by Jaroslava Korpancova a Director	/s/ Jaroslava Korpancova
Mark Braith Waite a Director	/s/ Mark Braith Waite

SIGNED by QUADGAS HOLDCO LIMITED acting by David Bonar a Director	/s/ David Bonar

SIGNED by QUADGAS PLEDGECO LIMITED acting by David Bonar a Director	/s/ David Bonar

SIGNED by QUADGAS MIDCO LIMITED acting by David Bonar a Director	/s/ David Bonar

Schedule

Amended Acquisition Agreement

EXECUTION VERSION

Dated 8 December 2016

as amended and restated on                March 2017

NATIONAL GRID HOLDINGS ONE PLC

and

QUADGAS INVESTMENTS BIDCO LIMITED

ACQUISITION AGREEMENT

relating to the subscription of shares in GasD HoldCo and the acquisition of GasD

OpCo and GasD PropCo (as defined herein)

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Ref L-226975

Table of Contents

Contents		Page

1	Interpretation	2

2	Acquisition of the GasD Business	18

3	Consideration	19

4	Condition	20

5	Pre-Closing	21

6	Closing	26

7	Post-Closing Adjustments	29

8	Post-Closing Events	34

9	Warranties	34

10	Tax Covenant	35

11	Confidentiality	35

12	Insurance	37

13	Employee Incentives	38

14	Other Provisions	39

15	Hive Out Agreement	44

Schedule 1 GasD Group Companies		46

Schedule 2 Pre-Closing Financing and Implementation		50

Schedule 3 Closing Obligations (Clause 6.2)		53

Schedule 4 GasD OpCo Transfer and GasD PropCo Transfer (Clause 2.2)		55

Schedule 5 Part 1 Completion Accounts (Clause 7)		57

Schedule 5 Part 2 Form of Completion Accounts (Clause 7)		64

Schedule 6 Seller’s Warranties (Clause 9.1)		65

Schedule 7 Warranties given by the Investor (Clause 9.2)		67

i

ii

Acquisition Agreement

This Agreement is made on                December 2016 between:

(1)

NATIONAL GRID HOLDINGS ONE PLC a company incorporated in the United Kingdom with registered number 2367004 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom (the “Seller”); and

(2)	QUADGAS INVESTMENTS BIDCO LIMITED a company incorporated in the United Kingdom with registered number 10487004 and whose registered office is at 18 St Swithin’s Lane, London EC4N 8AD (the “Investor”).

Whereas:

(A)	On 30 September 2016:

(i)	NGG and GasD OpCo entered into the Hive Out Agreement relating to the transfer of the GasD Business to GasD OpCo; and

(ii)	GasD PropCo and National Grid Property Holdings Limited, amongst others, entered into an agreement providing for the transfer of certain properties relating to the GasD Business to GasD PropCo.

(B)	On 1 October 2016, Hive Out Completion occurred and:

(i)	the GasD Business was transferred to GasD OpCo;

(ii)	all of the issued shares in GasD FinCo were transferred from NGG and NG Nominees Limited to GasD OpCo;

(iii)	GasD OpCo subscribed for 45,570 A ordinary shares in Xoserve Limited of £0.01 each; and

(iv)

NGUK and GasD OpCo entered into, amongst other documents, the Transitional Services Agreement, the Reverse Transitional Services Agreement, the Intra-Group GSA and the Reverse GSA in relation to certain services to be provided following Hive Out Completion.

(C)	Pursuant to this Agreement:

(i)	on or prior to the Closing Date:

(a)

the parties have agreed to implement the Pre-Closing Financing and Implementation, including to procure that GasD OpCo draws down additional debt and repays the outstanding balance of the GasD OpCo Non-Subordinated Promissory Note and to incorporate and procure the incorporation of GasD HoldCo, GasD PledgeCo and GasD MidCo and to procure that such companies accede to this Agreement upon their incorporation; and

(b)

the Investor has agreed to subscribe for the Majority Owner Shares and the Seller has agreed to subscribe for the Minority Owner Shares on the terms and subject to the conditions of this Agreement; and

(ii)	on the Closing Date:

(a)	GasD MidCo shall acquire the GasD OpCo Shares and GasD PropCo Shares; and

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(b)	the parties shall take the further actions set out in Schedule 3 and Schedule 4.

(D)

The Seller and the Investor have each agreed to enter into the Shareholders’ Agreement on the Closing Date to regulate their respective rights in the GasD Group and the GasD Business following Closing.

(E)	Following Closing, the parties have agreed to implement, and where relevant, procure that the GasD Group shall implement, the Post-Closing Implementation.

It is agreed as follows:

1	Interpretation

In this Agreement (the “Agreement”), unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Accounts” means:

(i)

in respect of GasD OpCo and GasD FinCo, the audited accounts of NGG (including the balance sheet and the notes to the accounts) as at, and for the 12 month period ended on, the Accounts Date as included in the Ansarada Data Room in folder 03.03; and

(ii)

in respect of GasD PropCo, the audited accounts (including the balance sheet and the notes to the relevant accounts) of National Grid Property Holdings Ltd, National Grid Twenty Seven Ltd and Birch Sites Limited as applicable (by reference to the entity that disposed of the relevant property or asset to GasD PropCo pursuant to the GasD PropCo Transfer Agreement) as at, and for the 12 month period ended on, the Accounts Date as included in the Ansarada Data Room in folder 03.09;

“Accounts Date” means 31 March 2016;

“Affiliate” means, in relation to a party, any subsidiary undertaking of that party, any parent undertaking of that party and any subsidiary undertaking of any such parent undertaking;

“Agreed Form” means, in relation to any document, such document in the form agreed between the Seller and the Investor and signed for identification by the Investor’s Lawyers and the Seller’s Lawyers with such alterations as may be agreed in writing between the Seller and the Investor from time to time;

“Ansarada Data Room” means the electronic data room hosted by Ansarada containing documents and information relating to the GasD Business made available by the Seller online;

“Base Working Capital” means [***];

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England;

“Business Policies” means the operational business policies and procedures of the GasD Group approved by the board of directors of the GasD Group Companies from time to time (including policies and procedures in relation to safety, anti-bribery and corruption and procurement);

“Capex/Repex” means the amount of fixed asset additions net of capital contributions received directly in respect of capital expenditure as accounted for within the line items designated in the column “Capex/Repex” in Part 2 of Schedule 5 of the Initial GasD Subsidiaries incurred between 1 October 2016 and the Effective Time;

“Capex/Repex Adjustment” means the amount at the Effective Time by which the Capex/Repex exceeds the Forecast Capex/Repex (which amount shall be added to the GasD OpCo Base Price for the purpose of Clause 3.1.3) or the amount, at the Effective Time, by which the Capex/Repex is less than the Forecast Capex/Repex (which amount shall be deducted from the GasD OpCo Base Price for the purposes of Clause 3.1.3);

“Captive Insurance Policies” means any and all policies issued by and/or reinsured by, or where an indemnity is provided by, the Captive Insurers;

“Captive Insurers” means National Grid Insurance Company (Isle of Man) Limited and/or National Grid Insurance Company (Ireland) DAC;

“Cash Balances” means cash in hand or credited to any account with a financial, lending or other similar institution and securities and other Cash Equivalents and the item accounted for within the line item designated in Part 2 of Schedule 5 as “Xoserve Prepayment”, including all interest accrued thereon as shown by the reconciled cashbook balances of the relevant company;

“Cash Equivalents” means at any time:

(i)

certificates of deposit maturing within one year after the relevant date of calculation and issued by an acceptable bank (being a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency);

(ii)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(iii)	commercial paper not convertible or exchangeable to any other security:

(a)	for which a recognised trading market exists;

(b)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(c)	which matures within one year after the relevant date of calculation; and

(d)

which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(iv)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank (or their dematerialised equivalent); or

(v)

any investment in money market funds which (a) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (b) invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (d) that can be turned into cash on not more than 14 days’ notice, in each case, denominated in pounds Sterling and to which any member of the Initial GasD Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Initial GasD Group or subject to any Encumbrance;

“Claim” means a claim against the Seller under, or for breach of, this Agreement excluding: (i) any Tax Claims; (ii) any claim for breach of the Seller’s Warranties, (iii) any Cornerstone Claim; or (iv) in paragraph 1.3 of Part B of Schedule 9, any claim against the Seller under, or for breach of, Clause 5.1;

“Closing” means the completion of the GasD OpCo Transfer and the GasD PropCo Transfer pursuant to Clause 6;

“Closing Date” means the date on which Closing takes place;

“Competent Authority” means: (i) any person (whether autonomous or not) having legal and/or regulatory authority and/or enforcement powers, including GEMA, Ofgem, HSE and the Competition and Markets Authority; (ii) any court of law or tribunal in any jurisdiction; and/or (iii) any Tax Authority;

“Completion Accounts” means the completion accounts to be prepared in accordance with Clause 7 and Schedule 5;

“Compulsory Insurance” means any:

(i)	motor insurance policies required to be taken out by the GasD Group Companies under the Road Traffic Act 1998; or

(ii)	employer’s liability policies required to be taken out by the GasD Group Companies under the Employer’s Liability (Compulsory Insurance) Act 1969,

as provided under the Captive Insurance Policies and in each case the scope (including limits of liability) under such insurance policies shall be limited to the applicable statutory minimum for the time being in all respects;

“Confidentiality Agreements” means each of the confidentiality agreements pursuant to which NG plc made available to the recipient named therein certain confidential information relating to the Seller’s Group entered into with: (i) Macquarie Infrastructure and Real Assets (Europe) Limited dated 28 July 2016 (as amended); (ii) Dalmore Infrastructure Investments 2 Limited Partnership dated 1 August 2016 (as amended); (iii) Dalmore Infrastructure Investments 2 Limited Partnership dated 24 August 2016 (as amended); (iv) Allianz Capital Partners GmbH, London Branch dated 27 July 2016; (v) Amber Infrastructure Limited dated 25 July 2016 (as amended); (vi) CIC Capital Corporation dated 4 August 2016 (as amended); and (vii) Hermes GPE LLP dated 4 August 2016 (as amended, and “Confidentiality Agreement” means any one of them;

“Cornerstone Claim” means any claim for a breach of the Seller’s obligations (i) under Clause 2, (ii) for any obligation of the Seller to pay any amounts under Clause 7.3.3 or (iii) under Clause 15;

“CTA 2010” has the meaning given in Schedule 11;

“Data Room Information” means, in respect of the Ansarada Data Room, the USB device and, in respect of the electronic electronic data room hosted by HighQ (on behalf of Addleshaw Goddard LLP), the document index each in the Agreed Form listing the documents in each of the Data Rooms as at 7 December 2016;

“Data Rooms” means the Ansarada Data Room and the electronic data room hosted by HighQ (on behalf of Addleshaw Goddard LLP) containing documents and information relating to the GasD Business made available by the Seller online, the contents of each of which are listed in the Data Room Information;

“Deed of Adherence” means the deed of adherence to this Agreement to be entered into by each of GasD HoldCo, GasD PledgeCo and GasD MidCo in accordance with Schedule 2, substantially in the form set out in Schedule 12;

“Deferred Amount” has the meaning given to it in Clause 7.3.3(i)(d)(I)(B);

“Draft Completion Accounts” has the meaning given to it in Clause 7.1;

“Effective Time” means immediately prior to Closing on the Closing Date;

“EIB Novation and Consent Deed” means the novation and amendment and restatement deed dated 30 September 2016 between European Investment Bank (as bank), NGG (as original borrower), NG plc (as guarantor) and GasD OpCo (as new borrower), relating to the £360 million agreement dated 30 June 2009 (FI No 25.029 (UK) Serapis No 20080413) between European Investment Bank and NGG, as included in the Ansarada Data Room in folder 01.01.03.05.01;

“Employees” means employees of the GasD Business employed by the Initial GasD Subsidiaries at the date of this Agreement;

“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Environmental VDD Report” means the environmental due diligence report dated 1 October 2016 prepared by Environmental Resources Management Limited;

“Estimated Capex/Repex” means, the Seller’s reasonable estimate (arrived at applying the policies and procedures set out in Part 1 of Schedule 5) of the Capex/Repex to be notified to the Investor pursuant to Clause 6.3;

“Estimated Capex/Repex Adjustment” means the amount:

(i)	by which the Estimated Capex/Repex is greater than the Forecast Capex/Repex (in which case it will be added to the GasD OpCo Base Price for the purposes of Clause 6.2.1); or

(ii)	by which the Estimated Capex/Repex is less than the Forecast Capex/Repex (in which case it will be deducted from the GasD OpCo Base Price for the purposes of Clause 6.2.1);

“Estimated Cash Balances” means the Seller’s reasonable estimate (arrived at applying the policies and procedures set out in Part 1 of Schedule 5) of the aggregate of the Initial GasD Subsidiaries’ Cash Balances to be notified to the Investor pursuant to Clause 6.3;

“Estimated GasD OpCo Cash Amount” has the meaning given to it in Clause 6.2.1;

“Estimated Intra-Group Financing Payables” means, in respect of each Initial GasD Subsidiary, the Seller’s reasonable estimate (arrived at applying the policies and procedures set out in Part 1 of Schedule 5) of the Intra-Group Financing Payables to be notified to the Investor pursuant to Clause 6.3;

“Estimated Intra-Group Financing Receivables” means, in respect of each Initial GasD Subsidiary, the Seller’s reasonable estimate (arrived at applying the policies and procedures set out in Part 1 of Schedule 5) of the Intra-Group Financing Receivables to be notified to the Investor pursuant to Clause 6.3;

“Estimated Stamp Duty” means the Seller’s reasonable estimate of the stamp duty and SDRT payable as a result of the GasD OpCo Transfer and the GasD PropCo Transfer in accordance with Clause 14.8 to be notified to the Investor pursuant to Clause 6.3;

“Estimated Third Party Indebtedness” means the Seller’s reasonable estimate (arrived at applying the policies and procedures set out in Part 1 of Schedule 5) of the Third Party Indebtedness of the Initial GasD Subsidiaries to be notified to the Investor pursuant to Clause 6.3;

“Estimated Working Capital” means the Seller’s reasonable estimate (arrived at applying the policies and procedures set out in Part 1 of Schedule 5) of the Working Capital to be notified to the Investor pursuant to Clause 6.3;

“Estimated Working Capital Adjustment” means the amount:

(i)

by which the Estimated Working Capital is greater (i.e. is a less negative or a positive amount) than the Base Working Capital (in which case it will be added to the GasD OpCo Base Price for the purposes of Clause 6.2.1); or

(ii)

by which the Estimated Working Capital is less (i.e. is a greater negative amount) than the Base Working Capital (in which case it will be deducted from the GasD OpCo Base Price for the purposes of Clause 6.2.1);

“Existing Budget” means the existing budget for the GasD Business as included in the Ansarada Data Room at document 03.08.04;

“Existing EIB Facility Agreement” means the £360 million agreement dated 30 June 2009 (FI No 25.029 (UK) Serapis No 20080413) between European Investment Bank and NGG, as novated, amended and restated pursuant to the EIB Novation and Consent Deed (and as may be further amended and restated);

“Existing Term and Revolving Facilities Agreement” means the £1,700 million single currency term and revolving facilities agreement dated 14 October 2016, between GasD OpCo (as company), the bookrunners and mandated lead arrangers named in it, the lenders named in it and Mizuho Bank, Ltd (as agent);

“Final Payment Date” means 15 Business Days after the date on which the Completion Accounts are agreed in accordance with Clause 7 and Schedule 5;

“Final Stamp Duty” means the amount of the stamp duty and SDRT (and, in each case, any interest thereon or penalties in respect thereof) payable as a result of the GasD OpCo Transfer and the GasD PropCo Transfer in accordance with Clause 14.8 calculated by the Seller following determination of the Completion Accounts pursuant to Clause 7.2 and Schedule 5;

“Financial VDD Report” means the financial due diligence report dated 6 October 2016 prepared by PricewaterhouseCoopers LLP;

“First Direction Letter” has the meaning given to it in Clause 7.3.3(i)(a);

“Fitch” means Fitch Ratings, Inc.;

“FMS Instruments” means the following instruments (in respect of each of which NGG became the issuer and principal debtor on 24 November 2016): (a) £100,000,000 2.3125 per cent. Index-Linked Instruments due 2039 (ISIN: XS0294586002) (Series 56); (b) £100,000,000 2.1798 per cent. RPI-Linked Instruments due 2048 (ISIN: XS0264020347) (Series 41); and (c) £100,000,000 2.1022 per cent. RPI-Linked Instruments due 2048 (ISIN: XS0263581919) (Series 42);

“Forecast Capex/Repex” means the forecast amount of the Capex/Repex at Closing determined by reference to Schedule 14;

“GasD Business” means the business, assets and liabilities together constituting the Seller’s gas distribution business that were transferred by the Seller to GasD OpCo pursuant to the Hive Out Agreement and other documents contemplated by the Hive Out Agreement, and the properties that were transferred under the GasD PropCo Transfer Agreement;

“GasD FinCo” means National Grid Gas Finance plc, a company incorporated in the United Kingdom with registered number 5895068 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom;

“GasD Group” means GasD HoldCo and any GasD Group Companies from time to time;

“GasD Group Companies” means GasD HoldCo and its subsidiaries listed in Schedule 1 together with any other subsidiaries of GasD HoldCo from time to time and “GasD Group Company” means any one of them;

“GasD HoldCo” means the new holding company to be incorporated in accordance with Schedule 2 as a private limited company in the United Kingdom;

“GasD HoldCo Articles” means the proposed articles of incorporation for GasD HoldCo in the Agreed Form;

“GasD HoldCo Deferred Note” means the loan note in the Agreed Form to be issued by GasD HoldCo to the Seller in accordance with Clause 7.3.3(i)(d)(II)(B);

“GasD HoldCo Loan” means the loan note in the Agreed Form to be entered into on Closing between GasD HoldCo and the Seller pursuant to which the Seller shall make available an amount equal to the GasD HoldCo Loan Amount;

“GasD HoldCo Loan Amount” means an amount equal to £X + 1,775 million (as may be adjusted pursuant to Clause 7.3.3);

“GasD Insurance Policies” means the GDSP Project Insurances and any other insurance policies that may be held exclusively by and for the benefit of the GasD Group Companies;

“GasD Licence” means the transporter licence held by GasD OpCo in relation to the GasD Business pursuant to Section 7(2) of the Gas Act 1986;

“GasD MidCo” means the new company to be incorporated in accordance with Schedule 2 as a private limited company in the United Kingdom for the purposes of acquiring all of the issued share capital of GasD OpCo and GasD PropCo;

“GasD MidCo Loan Agreement” means the loan agreement in the Agreed Form to be entered into on Closing between GasD MidCo and GasD PledgeCo pursuant to which GasD PledgeCo shall make available an amount equal to the sum of:

(i)	the Investor Loan Amount (as may be adjusted pursuant to Clause 7.3.3); plus

(ii)	£X + 1,775 million;

“GasD OpCo” means National Grid Gas Distribution Limited, a company incorporated in the United Kingdom with registered number 10080864 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom;

“GasD OpCo Adjustment” means the number calculated in accordance with Clause 7.3.2;

“GasD OpCo Adjustment Payable” has the meaning given to it in Clause 7.3.3(i);

“GasD OpCo Adjustment Receivable” has the meaning given to it in Clause 7.3.3(ii);

“GasD OpCo Base Price” means £13,765 million;

“GasD OpCo Cash Amount” has the meaning given to it in Clause 3.1.3;

“GasD OpCo Consideration” has the meaning given to it in Clause 3.1.3;

“GasD OpCo Non-Subordinated Promissory Note” means the £5,765 million non-subordinated and interest bearing promissory note entered into between NGG and GasD OpCo on 1 October 2016;

“GasD OpCo Shares” means all of the issued ordinary shares in the capital of GasD OpCo;

“GasD OpCo Subordinated Promissory Note” means the subordinated promissory note in the amount of the GasD OpCo Subordinated Promissory Note Amount issued by GasD OpCo to NGG on 1 October 2016;

“GasD OpCo Subordinated Promissory Note Amount” means the aggregate principal amount outstanding under the GasD OpCo Subordinated Promissory Note including interest accrued but unpaid thereon to be notified to the Investor pursuant to Clause 6.3;

“GasD OpCo Transfer” means the transfer of the GasD OpCo Shares by the Seller to GasD MidCo and the transfer by the Seller to GasD MidCo of the GasD OpCo Subordinated Promissory Note on the Closing Date;

“GasD PledgeCo” means the new company to be incorporated in accordance with Schedule 2 as a private limited company in the United Kingdom for the purposes of providing share security to creditors of GasD MidCo;

“GasD PledgeCo Loan Agreement” means the loan agreement in the Agreed Form to be entered into on Closing between GasD PledgeCo and GasD HoldCo pursuant to which GasD HoldCo shall make available an amount equal to the sum of:

(i)	the Investor Loan Amount (as may be adjusted pursuant to Clause 7.3.3); plus

(ii)	£X + 1,775 million;

“GasD PropCo” means Gas Distribution Property Holdings Limited, a company incorporated in the United Kingdom with registered number 10080921 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom;

“GasD PropCo Consideration” has the meaning given to it in Clause 3.1.4;

“GasD PropCo Promissory Notes” means the promissory notes in an aggregate amount of the GasD PropCo Promissory Notes Amount issued by GasD PropCo on 1 October 2016;

“GasD PropCo Promissory Notes Amount” means the aggregate principal amount outstanding under the GasD PropCo Promissory Notes to be notified to the Investor pursuant to Clause 6.3;

“GasD PropCo Shares” means all of the issued ordinary shares in the capital of GasD PropCo;

“GasD PropCo Transfer” means the transfer of the GasD PropCo Shares and the GasD PropCo Promissory Notes by the Seller to GasD MidCo on the Closing Date;

“GasD PropCo Transfer Agreement” means the agreement dated 1 October 2016 between GasD PropCo, Birch Sites Limited, NG Twenty Seven Limited and National Grid Property Holdings Limited for the transfer of certain properties;

“GDSP Project Insurances” means those Non-Captive Insurance Policies in relation to gas distribution strategic partnership works, being:

(i)	construction “all risks”;

(ii)	third party liability; and

(iii)	professional indemnity insurance;

“GEMA” means the Gas and Electricity Markets Authority;

“Hive Out” means the sale of the GasD Business from NGG to GasD OpCo on the terms of the Hive Out Agreement;

“Hive Out Agreement” means the hive out agreement dated 30 September 2016 relating to the Hive Out and entered into between NGG and GasD OpCo;

“Hive Out Completion” means the completion of the Hive Out on 1 October 2016 in accordance with the terms of the Hive Out Agreement;

“HMRC” means Her Majesty’s Revenue and Customs;

“HSE” means the Health and Safety Executive;

“IFRS” means international accounting standards, international financial reporting standards and related interpretations issued or adopted by the International Accounting Standards Board and as adopted by the European Commission in accordance with EU Regulation 1606/2002;

“Incorporation Date” means the date of incorporation of GasD HoldCo in accordance with Schedule 2 agreed in writing between the Investor and the Seller, which shall be no later than five Business Days prior to the expected Closing Date (as agreed between the Seller and the Investor acting in good faith);

“Indebtedness” means, in relation to any person, all loans or other financing liabilities, together with interest accrued but excluding trading debt or liabilities arising in the ordinary course of trading;

“Information Memorandum” means the document entitled “National Grid UK Gas Distribution Information Memorandum” dated July 2016;

“Initial Amount” has the meaning given to it in Clause 7.3.3(i)(d)(I)(A);

“Initial Budget” means the initial budget for the GasD Group to be prepared in accordance with Clause 5.5;

“Initial Business Plan” means the initial business plan for the GasD Group in the Agreed Form (which shall be the Initial Business Plan referred to in the Shareholders’ Agreement);

“Initial Financing Plan” means the initial financing plan for the GasD Group in the Agreed Form (which shall be the Initial Financing Plan referred to in the Shareholders’ Agreement);

“Initial GasD Group” means the Initial GasD Subsidiaries, taken as a whole;

“Initial GasD Subsidiaries” means GasD OpCo, GasD FinCo and GasD PropCo, details of which are set out in Part A of Schedule 1, and “Initial GasD Subsidiary” means any one of them;

“Initial GasD Subsidiaries’ Cash Balances” means the aggregate amount of the Cash Balances held by the Initial GasD Subsidiaries at the Effective Time, including those amounts accounted for within the line items designated in Part 2 of Schedule 5 as Initial GasD Subsidiaries’ Cash Balances;

“Initial GasD Subsidiaries’ Promissory Notes Amount” means the aggregate principal amounts outstanding under the GasD OpCo Subordinated Promissory Note and the GasD PropCo Promissory Notes and the GasD OpCo Non-Subordinated Promissory Notes (in each case including interest accrued thereon) in each case as at the Effective Time;

“Insurance Indemnity Agreement” means the indemnity agreement to be entered into between GasD OpCo and the Captive Insurers in relation to New Claims (as defined in Clause 12.2.2);

“Interim Brand Licence” means the interim brand licence agreement entered into between NGG and GasD OpCo and dated 30 September 2016 pursuant to which certain National Grid Trade Marks are licensed for use in relation to the business of the GasD Group for a transitional period;

“Intra-Group Financing Payables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, dividends declared or payable but not paid) owed by an Initial GasD Subsidiary to a member of the Seller’s Group (other than an Initial GasD Subsidiary) as at the Effective Time, but excluding any item which falls to be included in calculating the Initial GasD Subsidiaries’ Cash Balances, the Initial GasD Subsidiaries’ Promissory Notes Amount or the Third Party Indebtedness;

“Intra-Group Financing Receivables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, dividends declared or payable but not paid) owed by a member of the Seller’s Group (other than an Initial GasD Subsidiary) to an Initial GasD Subsidiary as at the Effective Time, but excluding any item which falls to be included in calculating the Initial GasD Subsidiaries’ Cash Balances or the Third Party Indebtedness;

“Intra-Group GSA” means the intra-group general services agreement dated 1 October 2016 and entered into between NGUK and GasD OpCo pursuant to which NGUK is providing certain services to GasD OpCo on a transitional basis;

“Intra-Group Trading Payables” means all outstanding or accrued liabilities or obligations in the ordinary course of business, and including VAT on such amounts, owed by an Initial GasD Subsidiary to a member of the Seller’s Group (other than an Initial GasD Subsidiary) as at the Effective Time in respect of intra-group trading activity and the provision of services, facilities and benefits between them (including any amounts in respect of VAT owed by an Initial GasD Subsidiary to the representative member of the Seller VAT Group), but excluding any item which falls to be included in calculating the Intra-Group Financing Payables;

“Intra-Group Trading Receivables” means all outstanding liabilities or accrued obligations in the ordinary course of business, and including VAT on such amounts, owed by a member of the Seller’s Group (other than an Initial GasD Subsidiary) to an Initial GasD Subsidiary as at the Effective Time in respect of intra-group trading activity and the provision of services, facilities and benefits between them (including any amounts in respect of VAT owed to an Initial GasD Subsidiary by the representative member of the Seller VAT Group), but excluding any item which falls to be included in calculating the Intra-Group Financing Receivables;

“Investment Grade Rating” means a preliminary rating from Standard & Poor’s which is or is better than BBB-, or from such other rating agency (and rating) as the Seller and the Investor may expressly agree in writing from time to time;

“Investor Deferred Note” means the loan note in the Agreed Form to be issued by the Investor to GasD HoldCo in accordance with Clause 7.3.3(i)(d)(I)(B);

“Investor Equity Amount” means an amount equal to the sum of the Investor Subscription Amount and the Investor Loan Amount;

“Investor Loan” means the loan note to be entered into between the Investor and GasD HoldCo in the Agreed Form pursuant to which the Investor shall make available an amount equal to the Investor Loan Amount on the Closing Date;

“Investor Loan Amount” means an amount equal to £Y (as may be adjusted pursuant to Clause 7.3.3);

“Investor Proportion” means an amount equal to 61 per cent. of the GasD OpCo Adjustment;

“Investor Subscription Amount” has the meaning given to it in Clause 3.1.1;

“Investor’s Group” means the Investor and its subsidiaries from time to time;

“Investor’s Lawyers” means Clifford Chance LLP of 10 Upper Bank Street London, E14 5JJ;

“Laws” means the laws and regulations applicable to any member of the GasD Group or any Shareholder (as appropriate) including, where applicable, the rules of any stock exchange on which the securities of a Shareholder are listed or other governmental or regulatory body to which a Shareholder is subject;

“Legal VDD Report” means the legal due diligence report dated 1 October 2016 prepared by, amongst others, the Seller’s Lawyers;

“LIBOR” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for pounds Sterling for the relevant period displayed on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate);

“Long Stop Date” means 30 June 2017;

“Long Term Agreements” means those agreements identified as such in schedule 2 of the Hive Out Agreement;

“Losses” means all losses, liabilities (including to Tax), costs (including reasonably incurred legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands, other than VAT that is recoverable;

“Majority Owner Shares” means 30,500 Ordinary Shares to be issued and allotted by GasD HoldCo to the Investor pursuant to this Agreement;

“Material Contracts” means an agreement, commitment or arrangement which is:

(i)

not included in any existing budget or business plan for the Initial GasD Subsidiaries (as disclosed to the Investor) and associated with expenditure of £20 million (exclusive of VAT) or greater on an annual basis or £50 million (exclusive of VAT) or greater over the duration of the relevant arrangement in accordance with its terms;

(ii)	with a member of the Seller’s Group; or

(iii)	not in the ordinary course of business;

“Mayfair Agreement” is the deed in relation to the sectionalisation of the National Grid UK Pension Scheme dated 10 June 2016;

“MidCo Issuer” means the new company to be incorporated in accordance with Schedule 2 as a private limited company in the United Kingdom for the purposes of issuing notes;

“Minority Owner Shares” means 19,500 Ordinary Shares to be issued and allotted by GasD HoldCo to the Seller pursuant to this Agreement;

“Moody’s” means Moody’s Investors Service, Inc.;

“National Grid Trade Marks” means any and all trade marks, service marks, business, company or trade names, logos, get-up, or URLs or domain names (“Names”), in each case, owned or registered by any member of the Seller’s Group (including any Names that include (in whole or in part) the mark NATIONAL GRID or the NATIONAL GRID logo (as represented by EU trade mark registration no. 004533089)) and any marks which are confusingly similar to, or dilutive of, any such Names;

“National Grid UK Pension Scheme” means the funded defined benefit pension scheme set up under trust and currently governed by a trust deed and rules dated 6 April 2006;

“New EIB Facility Agreement” means the new loan agreement proposed to be entered into between GasD OpCo and the European Investment Bank in accordance with Schedule 2;

“New GasD Subsidiaries” means GasD HoldCo, GasD PledgeCo and GasD MidCo, details of which are set out in Part B of Schedule 1;

“NG plc” means National Grid plc, a company incorporated in the United Kingdom with registered number 4031152 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom;

“NGG” means National Grid Gas plc, a company incorporated in the United Kingdom with registered number 2006000 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom;

“NGUK” means National Grid UK Limited, a company incorporated in the United Kingdom with registered number 4508773 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom;

“NIC Funds” means the approximately £3 million in the bank account of GasD OpCo in relation to Network Innovation Competition funding provided by Ofgem to the Seller;

“Non-Captive Insurance Policies” means those insurance policies provided by insurance companies other than the Captive Insurers;

“Ofgem” means the Office of Gas and Electricity Markets;

“Ordinary Shares” means the ordinary shares of £1.00 each to be issued in the capital of GasD HoldCo;

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“parties” means the parties to this Agreement from time to time, and “party” means any one of them;

“Post-Closing Implementation” means the actions to be taken by the Investor and the Seller following the Closing Date in accordance with the Post-Closing Implementation Steps;

“Post-Closing Implementation Steps” means the reorganisation steps to be taken in connection with the reorganisation of the GasD Group following Closing in accordance with steps 15 to 17 (inclusive) of the document entitled “Project Piccadilly Summarised structuring steps” in the Agreed Form;

“Pre-Closing Financing and Implementation” means the various actions pursuant to which: (i) prior to the Incorporation Date, GasD OpCo shall draw down additional debt to achieve the Target Debt, GasD OpCo shall repay the outstanding balance of the GasD OpCo Non-Subordinated Promissory Note; and (ii) on the Incorporation Date, the Seller and the Investor shall incorporate GasD HoldCo and subscribe for the Subscription Shares and GasD HoldCo shall create a new group held by GasD HoldCo, in each case in accordance with Schedule 2;

“Regulatory Requirements” means any applicable requirement of law or of any Competent Authority;

“Relief” has the meaning given in Schedule 11;

“Reporting Accountants” means a firm of chartered accountants to be agreed by the Seller and the Investor within seven days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Reverse GSA” means the intra-group general services agreement dated 1 October 2016 and entered into between GasD OpCo and NGUK in respect of the provision of certain services by GasD OpCo to the Seller’s Group;

“Reverse Transitional Services Agreement” means the reverse transitional services agreement dated 1 October 2016 entered into between NGUK and GasD OpCo in respect of the provision of certain services by GasD OpCo to the Seller’s Group;

“RIIO” means Ofgem’s framework for setting price controls for network companies based on the “Revenue = Incentives + Innovation + Outputs” performance based model;

“RIIO-GD1” means the first gas distribution price control under the RIIO framework set by Ofgem for the eight gas distribution networks for the period from 1 April 2013 to 31 March 2021;

“SDLT” means Stamp Duty Land Tax;

“SDRT” means Stamp Duty Reserve Tax;

“Second Direction Letter” has the meaning given to it in Clause 7.3.3(i)(b);

“Sectionalisation” is the sectionalisation of the National Grid UK Pension Scheme into three sections, which is anticipated to take place on 1 January 2017, as set out in the Mayfair Agreement;

“Seller Subscription Amount” has the meaning given to it in Clause 3.1.2;

“Seller VAT Group” has the meaning given in Schedule 11;

“Seller’s Group” means the Seller and its subsidiaries from time to time excluding, for the avoidance of doubt, the GasD Group from the Closing Date;

“Seller’s Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the Seller’s Group) including the Captive Insurance Policies and the Non-Captive Insurance Policies, other than GasD Insurance Policies, maintained by the Seller’s Group under which, following Hive Out Completion, any GasD Group Company is entitled to any benefit, and “Seller’s Insurance Policy” means any one of them;

“Seller’s Lawyers” means Linklaters LLP of One Silk Street, London EC2Y 8HQ, United Kingdom;

“Seller’s Warranties” means the warranties given by the Seller set out in Schedule 6, and “Seller’s Warranty” means any one of them;

“Senior Employee” means any Band A or Band B Employee at the relevant time;

“Shareholder” means any holder of Ordinary Shares from time to time having the benefit of the Shareholders’ Agreement;

“Shareholders’ Agreement” means the shareholders’ agreement in the Agreed Form to be entered into on the Closing Date between the Seller, the Investor, GasD HoldCo, GasD OpCo and certain other members of the GasD Group;

“Standard & Poor’s” means S&P Global Ratings;

“Subscription Shares” means:

(i)	the Minority Owner Shares; and

(ii)	the Majority Owner Shares;

“Surviving Clauses” means Clauses 1, 4.4, 5.4.4, 5.4.5, 11 and 14.2 to 14.15, and “Surviving Clause” means any one of them;

“Target Debt” means £5,612 million of Indebtedness at GasD OpCo at the Effective Time, which shall be measured using the amortised cost basis of accounting, and, in the case of novation which took place prior to Closing, shall specifically disregard the fair value uplift recorded at the initial recognition of such liability at the time of novation;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration, assessment and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Claim” means a claim against the Seller under, or for breach of, the warranty in paragraph 3 of Schedule 11 or the Tax Covenant;

“Tax Covenant” means the covenant in respect of Taxation as set out in paragraph 2 of Schedule 11;

“Taxation” or “Tax” has the meaning given in Schedule 11;

“Technical VDD Report” means the technical due diligence report dated 30 September 2016 prepared by Arup Group Limited;“Third Party Indebtedness” means:

(i)

the aggregate amount as at the close of business on the Closing Date of all outstanding Indebtedness owed by the Initial GasD Subsidiaries to any third party including those amounts accounted for within the line items designated in Part 2 of Schedule 5 as Third Party Indebtedness;

less

(ii)	any Indebtedness owed by any third party to any Initial GasD Subsidiary,

and, for the purposes of this definition, third party shall exclude: (a) any Initial GasD Subsidiary; and (b) any member of the Seller’s Group;

“Transaction” means: (i) the proposed subscription for the Subscription Shares by the Seller and the Investor; (ii) the actions to be taken in connection with the Pre-Closing Financing and Implementation; (iii) the GasD OpCo Transfer; (iv) the GasD PropCo Transfer; (v) Closing; and (vi) the Post-Closing Implementation Steps, in each case pursuant to the terms of this Agreement;

“Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Hive Out Agreement, the Long Term Agreements, the Transitional Services Agreement, the Reverse Transitional Services Agreement and all agreements entered into pursuant to the foregoing, and “Transaction Document” means any one of them;

“Transitional Services Agreement” means the transitional services agreement dated 1 October 2016 entered between NGUK and GasD OpCo in respect of the provision of certain services by the Seller’s Group to the GasD Group Companies;

“Ultimate Controller Undertaking” means, as set out in Standard Condition 45 of the GasD Licence, a legally enforceable undertaking in favour of GasD OpCo in the form specified by GEMA, pursuant to which an ultimate controller undertakes to refrain from any action, and procures that any person which is a subsidiary of, or controlled by, the ultimate controller (other than the licensee and its subsidiaries) will refrain from any action which would be likely to cause the licensee to breach any of its obligations under the Gas Act 1986 or the GasD Licence;

“VAT” has the meaning given in Schedule 11;

“VATA 1994” has the meaning given in Schedule 11;

“VDD Reports” means the Financial VDD Report, the Legal VDD Report, the Technical VDD Report and the Environmental VDD Report;

“Voting Powers of Attorney” means the powers of attorney in the Agreed Form to be executed by the Seller in favour of GasD MidCo to enable GasD MidCo (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the GasD OpCo Shares and the GasD PropCo Shares and to appoint proxies for this purpose;

“Working Capital” means the amount of the working capital of the Initial GasD Subsidiaries at the Effective Time as accounted for within the line items designated in Part 2 of Schedule 5 as Working Capital;

“Working Capital Adjustment” means the amount by which the Working Capital exceeds (i.e. is a less negative or a positive amount) the Base Working Capital (which amount shall be added to the GasD OpCo Base Price for the purpose of Clause 3.1.3) or the amount by which the Working Capital is less than (i.e. is a greater negative amount) the Base Working Capital (which amount shall be deducted from the GasD OpCo Base Price for the purposes of Clause 3.1.3);

“X” means:

(i)	the sum of: (a) the Estimated GasD OpCo Cash Amount; plus (b) the GasD PropCo Consideration; plus (c) the GasD OpCo Subordinated Promissory Note Amount; minus (d) £1,775 million;

(ii)	multiplied by 39 per cent.;

“Y” means:

(i)	the sum of: (a) the Estimated GasD OpCo Cash Amount; plus (b) the GasD PropCo Consideration; plus (c) the GasD OpCo Subordinated Promissory Note Amount; minus (d) £1,775 million;

(ii)	multiplied by 61 per cent.; and

“Z” means:

(i)	the GasD OpCo Subordinated Promissory Note Amount; less

(ii)	£X + 1,775 million.

1.2	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies

References to:

1.3.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2	a company include any company, corporation or body corporate, wherever incorporated.

1.4	References to subsidiaries and holding companies

The words “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006.

1.5	Connected persons

A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 1122 of CTA 2010.

1.6	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7	Headings

Headings shall be ignored in interpreting this Agreement.

1.8	Reference to documents

References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.9	Modification etc. of statutes

References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement provided that nothing in this Clause 1.9 shall operate to increase the liability of any party beyond that which would have existed had this Clause been omitted.

1.10	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.11	Legal terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.12	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.13	Extent of obligation to “procure” or “ensure”

If:

1.13.1	a party (the “Obligor”) is obliged under any provision of this Agreement to “procure” or “ensure” that another person performs (or refrains from performing) any act; and

1.13.2	the Obligor does not Control (as that term is defined in the Shareholders’ Agreement) the other person,

then the Obligor’s obligations under that provision shall be limited to:

1.13.3	if the Obligor holds any voting securities in the capital of the other party, exercising all voting rights attaching to those securities; and

1.13.4

if the Obligor is party to any agreement relating to the management and control of the other person (including, in the case of the GasD Group, the Shareholders’ Agreement), exercising all rights available to it under such agreement, in each case for the purposes set out in the relevant provision of this Agreement.

1.14	Payments

All payments to be made pursuant to or in connection with this Agreement shall be made in pounds Sterling, being the lawful currency of the United Kingdom, unless otherwise indicated.

2	Acquisition of the GasD Business

2.1	Agreement to subscribe for the Subscription Shares

2.1.1	On and subject to the terms of this Agreement:

(i)	the Investor agrees to subscribe for the Majority Owner Shares; and

(ii)	the Seller agrees to subscribe for the Minority Owner Shares,

each on the Incorporation Date.

2.1.2

The Subscription Shares shall be issued to the Investor and the Seller (as applicable) by GasD HoldCo as fully paid up and free from any Encumbrances and shall have the rights attached to them as specified in the GasD HoldCo Articles.

2.2	Agreement to the GasD OpCo Transfer and the GasD PropCo Transfer

2.2.1	On and subject to the terms of this Agreement and subject to the implementation of the Pre-Closing Financing and Implementation and the actions specified in Schedule 4:

(i)	the Investor shall provide the Investor Loan to GasD HoldCo;

(ii)	the Seller shall sell and GasD MidCo shall purchase at the same time:

(a)	the GasD OpCo Shares; and

(b)	the GasD PropCo Shares;

(iii)	the Seller shall sell and GasD MidCo shall purchase the GasD OpCo Subordinated Promissory Note and the GasD PropCo Promissory Notes (each in their entirety),

in each case as at and with effect from Closing.

2.2.2

The GasD OpCo Shares and the GasD PropCo Shares shall be sold by the Seller with full title guarantee, free from Encumbrances and together with all rights and advantages attaching to them as at Closing or which may in the future attach to them.

3	Consideration

3.1	Amount

3.1.1

The consideration to be paid by the Investor for the subscription of the Majority Owner Shares in accordance with this Agreement shall be the undertaking to pay £30,500 (the “Investor Subscription Amount”) contained in paragraph 2.1.3 of Part B of Schedule 2 and the payment of the Investor Loan.

3.1.2

The consideration to be paid by the Seller for the subscription of the Minority Owner Shares in accordance with this Agreement shall be the undertaking to pay £19,500 (the “Seller Subscription Amount”) contained in paragraph 2.1.2 of Part B of Schedule 2.

3.1.3

The consideration to be paid by GasD MidCo for the GasD OpCo Transfer in accordance with this Agreement shall be the taking by GasD MidCo of the relevant actions set out in Schedule 4 (together, the “GasD OpCo Consideration”), provided that the amount to be paid by GasD MidCo to the Seller for the transfer of the GasD OpCo Shares shall be the GasD OpCo Base Price increased or reduced by:

(i)	adding an amount equal to the Initial GasD Subsidiaries’ Cash Balances and the Intra-Group Financing Receivables;

(ii)	subtracting an amount equal to the Third Party Indebtedness, the Initial GasD Subsidiaries’ Promissory Notes Amount and the Intra-Group Financing Payables;

(iii)	adding or subtracting the Working Capital Adjustment; and

(iv)	adding or subtracting the Capex/Repex Adjustment,

(the “GasD OpCo Cash Amount”).

3.1.4

The consideration to be paid by GasD MidCo for the GasD PropCo Transfer in accordance with this Agreement shall be the taking by GasD MidCo of the relevant actions set out in Schedule 4 (together, the “GasD PropCo Consideration”).

3.2	Settlement of consideration

The GasD OpCo Consideration and the GasD PropCo Consideration shall be settled by GasD MidCo to the Seller pursuant to Clauses 3.1.3, 3.1.4, 7.3 and Schedule 4.

3.3	Adjustment to GasD OpCo Cash Amount

If any payment is made by the Seller to GasD MidCo in respect of any Claim or Tax Claim (or in respect of any claim for breach of or under any agreement entered into under this Agreement), the payment shall be treated so far as lawfully possible as an adjustment of the GasD OpCo Cash Amount and the GasD OpCo Cash Amount shall be deemed to have been reduced by the amount of such payment (up to a maximum amount of the GasD OpCo Cash Amount).

4	Condition

4.1	Condition precedent

The GasD OpCo Transfer and the GasD PropCo Transfer are conditional upon satisfaction of the following condition, or its satisfaction subject only to Closing:

4.1.1

to the extent that the Transaction either constitutes (or is deemed to constitute under Article 4(5)) a concentration falling within the scope of Council Regulation (EC) 139/2004 (as amended) (the “Regulation”) or is to be examined by the European Commission as a result of a decision under Article 22(3) of the Regulation:

(i)

the European Commission taking a decision (or being deemed to have taken a decision) under Article 6(1)(b) or, if the Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8(1) or 8(2) of the Regulation declaring the Transaction compatible with the internal market, without imposing any conditions or obligations that are not on terms reasonably satisfactory to the parties; or

(ii)

the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Transaction to the competent authorities of one or more Member States under Articles 4(4) or 9(3) of the Regulation; and

(a)	each such authority taking a decision with equivalent effect to Clause 4.1.1(i) with respect to those parts of the Transaction referred to it; and

(b)	the European Commission taking any of the decisions under Clause 4.1.1(i) with respect to any part of the Transaction retained by it.

4.2	Responsibility for satisfaction

4.2.1

The Seller and the Investor shall use all reasonable endeavours and take all steps necessary to ensure the satisfaction of the condition set out in Clause 4.1.1 as soon as reasonably practicable after the date of this Agreement (with the intention that Closing shall occur on or before 31 March 2017) and in any event by the end of the European Commission’s initial period of review and in any event so as to enable Closing to occur before the Long Stop Date, which shall include, but not be limited to, each of the Seller and the Investor promptly providing such information in relation to itself and the Seller’s Group or the Investor’s Group (respectively), and any explanation or clarification of or further information in relation to any aspect of Clause 4.1.1 as may be reasonably necessary to procure the satisfaction of such condition before the Long Stop Date provided that this shall not require either party to take such action which would be likely to have such a detrimental effect on the current or future development of the business of that party that it would be unreasonable to expect that party to take it.

4.2.2	The Investor shall give notice to the Seller of the satisfaction of the condition set out in Clause 4.1.1 within two Business Days of becoming aware of the same.

4.3	Process for satisfaction

4.3.1

Without prejudice to Clause 4.2, the Seller and the Investor agree that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body which relate to the satisfaction of the condition set out in Clause 4.1.1 shall be dealt with by the Seller and the Investor in consultation with each other and the Seller and the Investor shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

4.3.2	The Seller and the Investor undertake to one another to:

(i)

prepare and submit the notifications to the Competent Authority which are necessary to obtain the relevant clearance for the condition set out in Clause 4.1.1 as soon as reasonably practicable after the date of this Agreement and in any event, in respect of the initial draft application, within 15 Business Days of the date of this Agreement; and

(ii)

keep one another fully informed as to progress towards satisfaction of the condition in Clause 4.1.1 and each of them shall provide the other or their nominated advisors with draft copies of the initial submissions and all material communications to the Competent Authority in relation to satisfying such condition, allowing the other party a reasonable opportunity to provide comments on such submissions and communications before they are submitted (other than any part of such documentation and information that contains commercially sensitive information relating to the business of the Investor’s Group or the Seller’s Group (as the case may be) and/or is otherwise confidential in the reasonable assessment of the Investor or the Seller (respectively)).

4.4	Non-satisfaction/waiver

If the condition in Clause 4.1.1 is not satisfied or waived by 5.00 p.m. on the Long Stop Date the Investor or the Seller may, in its sole discretion, terminate this Agreement (other than the Surviving Clauses) and neither the Seller nor the Investor shall have any claim against the other under it, save for any claim arising from breach of any obligation contained in Clause 4.2.

5	Pre-Closing

5.1	The Seller’s obligations in relation to the conduct of business

5.1.1

Subject to Clauses 5.1.2 and 5.2, the Seller undertakes to procure that between the date of this Agreement and Closing each Initial GasD Subsidiary shall carry on its business as a going concern in the ordinary course as carried on prior to the date of this Agreement, save in so far as agreed in writing by the Investor (such consent not to be unreasonably withheld or delayed).

5.1.2

Pending agreement on the Initial Budget, the Investor and the Seller agree that the GasD Business shall be conducted in all material respects in accordance with the Initial Business Plan, the Initial Financing Plan and the Existing Budget.

5.1.3	Without prejudice to the generality of Clauses 5.1.1 and 5.1.2 and subject to Clause 5.2, the Seller undertakes to:

(i)

procure that, between the date of this Agreement and Closing, each Initial GasD Subsidiary shall not except as permitted by this Agreement or as may be required to give effect to and to comply with this Agreement without the prior written consent of the Investor (such consent not to be unreasonably withheld or delayed):

(a)	enter into, terminate or materially vary any Material Contract;

(b)	acquire, dispose of, or agree to acquire or dispose of, any material business asset with a fair market value of £50 million or more (exclusive of VAT);

(c)

commence or settle any litigation, arbitration or other legal proceedings and/or material regulatory disputes (other than Tax disputes) where such matter is either outside the ordinary course of business or material;

(d)

materially alter the terms and conditions of, or provide any new contractual benefits to any Employees or enter into new or renegotiate any existing framework agreements, recognition agreements or collective bargaining agreements with trade unions or any other body representing the Employees other than in the ordinary course as carried on prior to the date of this Agreement or as required by Laws;

(e)	dismiss, save for misconduct reasons, or induce any Senior Employee to resign from their employment;

(f)	make any change to its accounting practices or policies except as required by Laws;

(g)	acquire or agree to acquire any share, shares or other interest in any joint venture, partnership or other incorporated or unincorporated association with another entity;

(h)	dispose of, create, allot or issue, or grant an option to subscribe for, or repay, redeem or repurchase any share capital of any Initial GasD Subsidiary;

(i)

incur any additional borrowings or incur any other Indebtedness in each case in excess of £50 million (excluding, for the avoidance of doubt, any borrowings or Indebtedness provided in Clause 5.2) and otherwise than in the ordinary course of business (including for working capital purposes);

(j)

other than in the ordinary course of business and consistent with past practice, not do anything solely or primarily for the purposes of increasing the amount of any Cash Balances or Working Capital; and

(k)	make any material variations to or terminate the Hive Out Agreement;

(ii)

procure that, between the date of this Agreement and Closing, each Initial GasD Subsidiary shall, except as permitted by this Agreement or as may be required to give effect to and to comply with this Agreement or with the prior written consent of the Investor (such consent not to be unreasonably withheld or delayed):

(a)

subject to Laws, the terms of the Existing Term and Revolving Facilities Agreement and having made adequate provision for the working capital requirements of the GasD Group, distribute all excess cash of the Initial GasD Group by way of, and in the following priority: (I) dividends; (II) accrued interest on the GasD OpCo Subordinated Promissory Note; and (III) partial repayment of principal on the GasD OpCo Subordinated Promissory Note, to the Seller so as to minimise (to the extent reasonably practicable) the Initial GasD Subsidiaries’ Cash Balances;

(b)

if any Initial GasD Group member has made a provision in its accounts in respect of a liability, or makes such a provision after the date of this Agreement, satisfy and discharge that liability to the extent such liability becomes due and payable prior to Closing; and

(c)	provide such assistance as is reasonably requested by the Investor in relation to (and the Seller shall, and shall procure the other members of the GasD Group shall, do the same):

(I)

the entry into the Agreed Finance Documents and/or Common Terms Documents (each as defined in the commitment letter originally dated 27 November 2016 as superseded by the commitment letter dated on or about the date of this Agreement and made between, amongst others, the Seller, the Investor and Crédit Agricole Corporate and Investment Bank as agent and security agent, the “MidCo Commitment Letter”); and

(II)	the satisfaction of the conditions precedent to signing and funding under the Agreed Finance Documents and/or Common Terms Documents,

in each case to be undertaken in connection with the transactions contemplated by this Agreement (the “Financing Transactions”).

The assistance to be provided by the Seller, the GasD Group (including the Initial GasD Subsidiaries) pursuant to this paragraph (c) shall include, but not be limited to:

(I)	preparing, executing and delivering such agreements, accounts, certificates and other customary documentation as is required or requested in connection with the Financing Transactions;

(II)	taking all corporate actions and obtaining all corporate approvals required or requested with respect to entering into the Financing Transactions; and

(III)	providing such other information as is required pursuant to the Financing Transactions in order to satisfy the conditions precedent thereto,

in each case as may be reasonably requested by the Investor; and

(d)	comply with its obligations with regard to Sectionalisation under the Mayfair Agreement;

(iii)

together with the Investor, make the request pursuant to paragraph 7.2 or the notification pursuant to paragraph 12.3 of the MidCo Commitment Letter to ensure that the Initial Financing Plan is in place by Closing; and

(iv)	notify the Investor as soon as reasonably practicable if it becomes aware that the Sectionalisation Date (as defined in the Mayfair Agreement) is likely to be delayed beyond 1 January 2017.

5.2	Exceptions to Seller’s obligations in relation to the conduct of business

Clause 5.1.3 shall not operate so as to prevent or restrict:

5.2.1

any matter reasonably undertaken by any member of the Initial GasD Group in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in relation to the Initial GasD Group;

5.2.2	any matter or action taken to implement the Pre-Closing Financing and Implementation as described in Schedule 2;

5.2.3	any:

(i)	portion of the term loan facilities of the Existing Term and Revolving Facilities Agreement being cancelled and reduced;

(ii)	draw down under the revolving loan facility of the Existing Term and Revolving Facilities Agreement of such amounts as are necessary for the working capital requirements of GasD OpCo; and

(iii)

draw down of a letter of credit under the £300 million standby letter of credit facility agreement dated 14 October 2016 between GasD OpCo, the arrangers named in it, the banks named in it and Mizuho Bank, Ltd (as agent) or any provision of cash or any other collateral or any similar arrangement in respect of certain pension liabilities of GasD OpCo or the replacement of such collateral or similar arrangement with any letter of credit drawn under that standby letter of credit facility agreement, in each case subject to and in accordance with the terms set out therein; or

5.2.4	any action required to be undertaken to comply with:

(i)	applicable legal or Regulatory Requirements; and

(ii)	the terms of the Transaction Documents,

5.2.5	the adoption of new articles of association for GasD OpCo in the Agreed Form,

provided, in each case, that the Seller shall notify the Investor as soon as reasonably practicable of any action taken or proposed to be taken as described in this Clause 5.2, shall provide to the Investor all such information as the Investor may reasonably request and shall use reasonable endeavours to consult with the Investor in respect of any such action.

5.3	Insurance

Without prejudice to the generality of Clause 5.1.1, between the date of this Agreement and Closing, the Seller:

5.3.1	shall and/or shall procure that the relevant members of the Seller’s Group shall maintain in force all GasD Insurance Policies and all Seller’s Insurance Policies in accordance with their terms; and

5.3.2

shall procure that, if any member of the GasD Group becomes aware of any event, act or omission that would entitle it to make or notify a claim under any Captive Insurance Policy with a value in excess of any attachment point in such policy, such member of the Initial GasD Group shall notify such claim under any Captive Insurance Policy in respect of that event, act or omission prior to Closing.

5.4	Pre-Closing Financing and Implementation obligations

5.4.1

Prior to the Closing Date, the Seller shall procure that the Pre-Closing Financing and Implementation is implemented in accordance with Part A of Schedule 2 and that GasD OpCo shall take all such steps to duly execute all instruments, documents and agreements and do all such acts and things as may be reasonably necessary in connection therewith.

5.4.2

On the Incorporation Date, the parties shall procure that the Pre-Closing Financing and Implementation is implemented in accordance with Part B of Schedule 2 and that each member of the Seller’s Group, the Investor’s Group and the GasD Group shall take all such steps to duly execute all instruments, documents and agreements and do all such acts and things as may be reasonably necessary in connection therewith.

5.4.3

On the Incorporation Date, the Investor shall subscribe for the Majority Owner Shares and the Seller shall subscribe for the Minority Owner Shares in accordance with paragraphs 2.1.2 and 2.1.3 (respectively) of Part B of Schedule 2.

5.4.4

If this Agreement is terminated under Clauses 4.4 or 6.7.1, the Investor shall sell with full title guarantee and free from Encumbrances and the Seller shall purchase the Majority Owner Shares in consideration for the payment by the Seller of an amount equal to the Investor Subscription Amount.

5.4.5

Completion of the sale and purchase of the Majority Owner Shares in accordance Clause 5.4.4 shall occur on the third Business Day following the date on which the Agreement is terminated. On completion of such transfer:

(i)

the Investor shall deliver to the Seller a duly executed instrument of transfer for the Majority Owner Shares and notify the Seller of the details of the bank account into which the payment of the amount referred to in Clause 5.4.4 shall be made; and

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(ii)	the Seller shall pay the amount referred to in Clause 5.4.4 to the Investor in cleared funds.

5.4.6

Capitalised terms used in Clauses 5.4.6 and 5.4.7 and not defined elsewhere in this Agreement shall have the meanings given to them in the financing arrangements proposed to be put in place at GasD MidCo (the “MidCo Financing Arrangements”) at Closing. The Investor shall use reasonable endeavours to procure that the MidCo Financing Arrangements and/or GasD MidCo have an Investment Grade Rating on Closing and the Seller shall (and shall procure that each member of the GasD Group will) provide reasonable assistance to the Investor to enable the Investor to satisfy its obligations under this Clause 5.4.6. [***]

5.4.7

The Investor agrees that it shall propose, consent to and use reasonable endeavours to procure that any other party (whose consent is required) consents to, amendments to the MidCo Financing Arrangements agreed on or about the date of this Agreement which are necessary or desirable to achieve the Investment Grade Rating.

5.5	Initial Budget

Prior to the Closing Date, the Investor and the Seller shall agree the Initial Budget for the GasD Group that shall apply for the period from Closing (which shall be the Initial Budget referred to as being in Agreed Form in the Shareholders’ Agreement).

6	Closing

6.1	Date and place

Subject to Clause 4, Closing shall take place at 10.00 a.m. at the offices of the Seller’s Lawyers on the last Business Day of the month in which notification of the fulfilment or waiver of the condition(s) set out in Clause 4 takes place except that, where less than 16 Business Days or, in the case of a notification given in March 2017 only, 10 Business Days remain between such notification and the last Business Day of the month, Closing shall take place on the last Business Day of the following month, or at such other location, time or date as may be agreed in writing between the Investor and the Seller.

6.2	Closing events

6.2.1

On Closing, the parties shall comply with their respective obligations specified in Schedule 3 and Schedule 4, provided that the “Estimated GasD OpCo Cash Amount” shall be the GasD OpCo Base Price increased or reduced by:

(i)	adding an amount equal to the Estimated Cash Balances and the Estimated Intra-Group Financing Receivables;

(ii)	subtracting an amount equal to the Estimated Third Party Indebtedness, the Initial GasD Subsidiaries’ Promissory Notes Amount and the Estimated Intra-Group Financing Payables;

(iii)	adding or subtracting the Estimated Working Capital Adjustment; and

(iv)	adding or subtracting the Estimated Capex/Repex Adjustment.

6.2.2

The Seller may waive some or all of the obligations of the Investor as set out in Schedule 3 and Schedule 4, the Investor may waive some or all of the obligations of the Seller as set out in Schedule 3 and Schedule 4 and the Seller and the Investor acting together may waive some or all of the obligations of the New GasD Subsidiaries as set out in Schedule 3 and Schedule 4.

6.3	Notifications to determine adjustment on Closing

Not less than fifteen Business Days prior to Closing, the Seller shall notify the Investor of, each as at the Effective Time:

6.3.1	the Estimated Cash Balances;

6.3.2	the Estimated Intra-Group Financing Receivables;

6.3.3	the Estimated Intra-Group Financing Payables;

6.3.4	the Estimated Third Party Indebtedness;

6.3.5	the Estimated Working Capital;

6.3.6	the Estimated Capex/Repex;

6.3.7	the GasD OpCo Subordinated Promissory Note Amount;

6.3.8	the GasD PropCo Promissory Notes Amount;

6.3.9	the aggregate principal amount outstanding, if any, under the GasD OpCo Non-Subordinated Promissory Note (including interest accrued but unpaid thereon); and

6.3.10	the Estimated Stamp Duty.

6.4	Repayments of Intra-Group Financing Payables and Intra-Group Financing Receivables

6.4.1	At Closing the Seller shall procure that:

(i)

each relevant Initial GasD Subsidiary repays to the relevant member of the Seller’s Group the amount of any Estimated Intra-Group Financing Payables and acknowledges the receipt of the Estimated Intra-Group Financing Receivables in accordance with Clause 6.4.1(ii); and

(ii)

each relevant member of the Seller’s Group repays to the relevant Initial GasD Subsidiary the amount of any Estimated Intra-Group Financing Receivables and acknowledges the payment of the Estimated Intra-Group Financing Payables in accordance with Clause 6.4.1(i).

6.4.2	The repayments made pursuant to Clause 6.4.1 shall be adjusted in accordance with Clause 7 when the Completion Accounts become final and binding in accordance with Clause 7.2.1.

6.5	Intra-Group Trading Payables and Intra-Group Trading Receivables

Following Closing:

6.5.1

GasD MidCo shall procure that each relevant Initial GasD Subsidiary repays to the relevant member of the Seller’s Group the amount of any Intra-Group Trading Payable on the normal terms of trade for such balances; and

6.5.2

the Seller shall procure that the relevant member of the Seller’s Group repays to the relevant Initial GasD Subsidiary the amount of any Intra-Group Trading Receivable on the normal terms of trade for such balances.

6.6	Termination of Intra-Group GSA and Reverse GSA

The Seller and the Investor agree and shall procure that each of the Intra-Group GSA and Reverse GSA is terminated with effect from Closing.

6.7	Breach of Closing obligations

If a party fails to comply with any material obligation in Clauses 6.2 and 6.3 and Schedule 3, the Investor, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Investor, shall be entitled (without prejudice to the right to claim damages or other compensation) by written notice to the other served on the Closing Date:

6.7.1

provided that Closing has been deferred under Clause 6.7.3 by the party serving notice hereunder on not less than two occasions, to terminate this Agreement (other than the Surviving Clauses) without liability on their part;

6.7.2	to effect Closing so far as practicable having regard to the defaults which have occurred; or

6.7.3	to fix a new date for Closing (being the last Business Day of the following month) in which case the provisions of Schedule 3 shall apply to Closing as so deferred.

6.8	Estimated Stamp Duty

On Closing:

6.8.1	the Investor shall loan an amount equal to 61 per cent. of the Estimated Stamp Duty to GasD HoldCo (such loan to be on the same terms as the loan made by the Seller pursuant to Clause 6.8.2);

6.8.2	the Seller shall loan an amount equal to 39 per cent. of the Estimated Stamp Duty to GasD HoldCo (such loan to be on the same terms as the loan made by the Investor pursuant to Clause 6.8.1); and

6.8.3	the GasD PledgeCo Loan Agreement and the GasD MidCo Loan Agreement shall be increased by an amount equal to the Estimated Stamp Duty.

7	Post-Closing Adjustments

7.1	Completion Accounts

The Seller shall procure that, as soon as practicable following Closing, there shall be drawn up a draft of the Completion Accounts setting out the consolidated assets and liabilities of the Initial GasD Subsidiaries (the “Draft Completion Accounts”) in accordance with the policies and procedures set out in, and by the delivery date specified in, Schedule 5.

7.2	Determination of Completion Accounts

7.2.1	The Draft Completion Accounts as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 5:

(i)	shall constitute the Completion Accounts for the purposes of this Agreement; and

(ii)	shall be final and binding on the Seller, the Investor and the GasD Group.

7.2.2

The Third Party Indebtedness, Initial GasD Subsidiaries’ Cash Balances, Working Capital, Capex/Repex, Intra-Group Financing Receivables and Intra-Group Financing Payables shall be derived from the Completion Accounts.

7.3	Adjustment to consideration

7.3.1	Following determination of the Completion Accounts pursuant to Clause 7.2 and Schedule 5:

(i)	Initial GasD Subsidiaries’ Cash Balances

(a)	If the Initial GasD Subsidiaries’ Cash Balances are less than the Estimated Cash Balances, the difference shall be a negative number; or

(b)	If the Initial GasD Subsidiaries’ Cash Balances are greater than the Estimated Cash Balances, the difference shall be a positive number.

(ii)	Intra-Group Financing Receivables

(a)	If the Intra-Group Financing Receivables are less than the Estimated Intra-Group Financing Receivables, the difference shall be a negative number; or

(b)	If the Intra-Group Financing Receivables are greater than the Estimated Intra-Group Financing Receivables, the difference shall be a positive number.

(iii)	Third Party Indebtedness

(a)	If the Third Party Indebtedness is greater than the Estimated Third Party Indebtedness, the difference shall be a negative number; or

(b)	If the Third Party Indebtedness is less than the Estimated Third Party Indebtedness, the difference shall be a positive number.

(iv)	Intra-Group Financing Payables

(a)	If the Intra-Group Financing Payables are greater than the Estimated Intra-Group Financing Payables, the difference shall be a negative number; or

(b)	If the Intra-Group Financing Payables are less than the Estimated Intra-Group Financing Payables, the difference shall be a positive number.

(v)	Working Capital

(a)	If the Working Capital is less than the Estimated Working Capital (i.e. is a more negative number), the difference shall be a negative number; or

(b)	If the Working Capital is greater than the Estimated Working Capital (i.e. is a less negative or a positive number), the difference shall be a positive number.

(vi)	Capex/Repex

(a)	If the Capex/Repex is less than the Estimated Capex/Repex, the difference shall be a negative number; or

(b)	If the Capex/Repex is greater than the Estimated Capex/Repex, the difference shall be a positive number.

7.3.2

The sum of the amounts calculated pursuant to Clauses 7.3.1(i)(a), 7.3.1(ii)(a), 7.3.1(iii)(a), 7.3.1(iv)(a), 7.3.1(v)(a) and 7.3.1(vi)(a) (as applicable) shall be netted off against the sum of the amounts calculated pursuant to Clauses 7.3.1(i)(b), 7.3.1(ii)(b), 7.3.1(iii)(b), 7.3.1(iv)(b), 7.3.1(v)(b) and 7.3.1(vi)(b) (as applicable) to produce a single amount comprising the GasD OpCo Adjustment which shall be payable by GasD MidCo to the Seller or vice versa as the case may be within five Business Days of such GasD OpCo Adjustment being finally ascertained pursuant to this Clause 7. To the extent possible, any amount due pursuant to this Clause 7 shall be settled in accordance with Clause 7.3.3 by way of adjustment to the Estimated GasD OpCo Cash Amount.

7.3.3	If the GasD OpCo Adjustment is:

(i)

a positive number, then the GasD OpCo Cash Amount to be paid by GasD MidCo to the Seller for the transfer of the GasD OpCo Shares shall be the Estimated GasD OpCo Cash Amount increased by an amount equal to the GasD OpCo Adjustment (the “GasD OpCo Adjustment Payable”) and such increase shall be settled in accordance with the following actions:

(a)

GasD MidCo shall draw down a further amount under the GasD MidCo Loan Agreement equal to the GasD OpCo Adjustment and GasD MidCo and GasD PledgeCo shall enter into a payment direction letter (the “First Direction Letter”) pursuant to which GasD MidCo shall direct GasD PledgeCo to pay the further amount drawn down under the GasD MidCo Loan Agreement to the Seller in satisfaction of GasD MidCo’s obligation to pay the GasD OpCo Adjustment Payable to the Seller;

(b)

GasD PledgeCo shall draw down a further amount under the GasD PledgeCo Loan Agreement equal to the GasD OpCo Adjustment and GasD PledgeCo and GasD HoldCo shall enter into a payment direction letter (the “Second Direction Letter”) pursuant to which GasD PledgeCo shall direct GasD HoldCo to pay the further amount drawn down under the GasD PledgeCo Loan Agreement to the Seller in satisfaction of GasD PledgeCo’s obligation to pay the GasD OpCo Adjustment to the Seller (which obligation falls to be performed by GasD PledgeCo under the First Direction Letter);

(c)	if the Investor Proportion is not greater than £100 million:

(I)	GasD HoldCo shall draw down in cash a further amount under the Investor Loan equal to the Investor Proportion; and

(II)	in satisfaction of GasD HoldCo’s obligation to pay the GasD OpCo Adjustment to the Seller (which obligation falls to be performed by GasD HoldCo under the Second Direction Letter), GasD HoldCo shall:

(A)	pay an amount in cash equal to the Investor Proportion to the Seller; and

(B)

draw down a further amount under the GasD HoldCo Loan equal to 39 per cent. of the GasD OpCo Adjustment and GasD HoldCo and the Seller shall enter into a payment direction letter pursuant to which GasD HoldCo shall direct the Seller to retain for its own account the further amount drawn down under the GasD HoldCo Loan; and

(d)	if the Investor Proportion is greater than £100 million:

(I)	GasD HoldCo shall:

(A)	draw down a further amount under the Investor Loan of £100 million in cash (the “Initial Amount”); and

(B)

draw down a further amount under the Investor Loan equal to the balance of the Investor Proportion after deduction of the Initial Amount (the “Deferred Amount”), such drawdown to be satisfied by the issue by the Investor of the Investor Deferred Note to GasD Holdco (a note in a principal amount equal to the Deferred Amount); and

(II)	in satisfaction of GasD HoldCo’s obligation to pay the GasD OpCo Adjustment to the Seller (which obligation falls to be performed by GasD HoldCo under the Second Direction Letter), GasD HoldCo shall:

(A)	pay the Initial Amount to the Seller in cash;

(B)	issue the GasD HoldCo Deferred Note to the Seller (a note in a principal amount equal to the Deferred Amount); and

(C)

draw down a further amount under the GasD HoldCo Loan equal to 39 per cent. of the GasD OpCo Adjustment and GasD HoldCo and the Seller shall enter into a payment direction letter pursuant to which GasD HoldCo shall direct the Seller to retain for its own account the further amount drawn down under the GasD HoldCo Loan; and

(ii)

a negative number, then the GasD OpCo Cash Amount to be paid by GasD MidCo to the Seller for the transfer of the GasD OpCo Shares shall be the Estimated GasD OpCo Cash Amount reduced by an amount equal to the GasD OpCo Adjustment (the “GasD OpCo Adjustment Receivable”) and such reduction shall be settled in accordance with the following actions:

(a)	GasD MidCo shall assign to GasD PledgeCo the GasD OpCo Adjustment Receivable and such assignment shall be treated as a partial repayment of the amount drawn down under the GasD MidCo Loan Agreement;

(b)

GasD PledgeCo shall assign to GasD HoldCo the GasD OpCo Adjustment Receivable and such assignment shall be treated as a partial repayment of the amount drawn down under the GasD PledgeCo Loan Agreement;

(c)	in satisfaction of the Seller’s obligation to pay the GasD OpCo Adjustment Receivable:

(I)	the Seller shall pay to GasD HoldCo an amount in cash equal to 61 per cent. of the GasD OpCo Adjustment; and

(II)

the Seller shall set off an amount equal to 39 per cent. of the GasD OpCo Adjustment against the amount drawn down by GasD HoldCo under the GasD HoldCo Loan and such set-off shall be treated as a partial repayment of such amount under the GasD HoldCo Loan; and

(d)	GasD HoldCo shall repay to the Investor an amount equal to 61 per cent. of the GasD OpCo Adjustment by way of repayment of the amount drawn down under the Investor Loan.

7.3.4	Following determination of the Completion Accounts pursuant to Clause 7.2 and Schedule 5, if the:

(i)	Final Stamp Duty is less than the Estimated Stamp Duty:

(a)	the GasD PledgeCo Loan Agreement and the GasD MidCo Loan Agreement shall be partially repaid in an amount equal to the difference.

(b)	the loan made by the Seller to GasD HoldCo pursuant to Clause 6.8.2 shall be repaid by an amount equal to 39 per cent. of the difference; and

(c)	the loan made by the Investor to GasD HoldCo pursuant to Clause 6.8.1 shall be repaid by an amount equal to 61 per cent. of the difference;

(ii)	Final Stamp Duty is greater than the Estimated Stamp Duty:

(a)	the loan made by the Investor to GasD HoldCo pursuant to Clause 6.8.1 shall be increased by an amount equal to 61 per cent. of the difference;

(b)	the loan made by the Seller to GasD HoldCo pursuant to Clause 6.8.2 shall be increased by an amount equal to 39 per cent. of the difference; and

(c)	the GasD PledgeCo Loan Agreement and the GasD MidCo Loan Agreement shall be increased by an amount equal to the difference.

provided that any amount due pursuant to this Clause 7.3.4 shall not be treated as an adjustment to the Estimated GasD OpCo Cash Amount.

7.4	Adjustments to repayment of Intra-Group Financing Payables and Intra-Group Financing Receivables

Following determination of the Completion Accounts pursuant to Clause 7.2 and paragraph 3 of Part 1 of Schedule 5, if the amount of any Intra-Group Financing Payable and/or any Intra-Group Financing Receivable contained in the Completion Accounts is greater or less than the amount of the corresponding Estimated Intra-Group Financing Payable or Estimated Intra-Group Financing Receivable, then the Seller and the Investor shall procure that such adjustments to the repayments pursuant to Clause 6.4 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Financing Payable and each Intra-Group Financing Receivable has been repaid by each relevant Initial GasD Subsidiary to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the relevant Initial GasD Subsidiary, as the case may be.

7.5	Interest

7.5.1

Any payment to be made in accordance with Clause 7.3 shall include interest thereon calculated from the Closing Date to the date of payment at a rate per annum of 0.5 per cent. above LIBOR from time to time. Such interest shall accrue from day to day.

7.5.2

Any payment to be made in accordance with Clause 7.4 shall include interest thereon calculated from the Closing Date to the date of payment at the rate per annum applicable to the relevant Intra-Group Financing Payable or Intra-Group Financing Receivable or, where the relevant Intra-Group Financing Payable or Intra-Group Financing Receivable is non-interest bearing, at a rate per annum of 0.5 per cent. above LIBOR from time to time. Such interest shall accrue from day to day.

7.6	Date and effect of payment

7.6.1	Any payment pursuant to Clause 7.3, and any interest payable pursuant to Clause 7.5, shall be made on or before the Final Payment Date.

7.6.2

Where any payment is required to be made pursuant to Clause 7.3 or pursuant to Clause 7.5 (in relation to a payment pursuant to Clause 7.3), the payment made on account of the consideration shall be reduced or increased accordingly.

8	Post-Closing Events

8.1	Post-Closing Implementation

8.1.1

As soon as practicable following the Closing Date the parties shall procure that the Post-Closing Implementation is implemented in accordance with the Post-Closing Implementation Steps and shall take and shall procure that each member of the Seller’s Group, the Investor’s Group and the GasD Group shall take all such steps to duly execute all instruments, documents and agreements and do all such acts and things as may be reasonably necessary in connection therewith.

8.1.2	The Seller shall not make any changes to the Post-Closing Implementation Steps without first obtaining the prior written consent of the Investor.

8.2	Ultimate Controller Undertaking

The Investor shall and undertakes to procure that any of its associated companies and/or persons who qualify as an ultimate controller pursuant to the GasD Licence with respect to GasD OpCo shall, provide GasD OpCo with an Ultimate Controller Undertaking immediately after Closing.

8.3	Change of company names

As soon as practicable following the Closing Date, and in any event no later than the date falling 20 Business Days following the Closing Date, the parties shall procure that the name of each member of the GasD Group incorporating any National Grid Trade Mark shall be changed to a name which does not consist of, or otherwise incorporate, any National Grid Trade Mark.

8.4	Use of the National Grid Trade Marks

The provisions set out in Schedule 13 shall apply to the use of the National Grid Trade Marks with effect from Closing.

9	Warranties

9.1	The Seller’s Warranties

9.1.1	The Seller warrants to the Investor that the statements set out in Schedule 6 are true and accurate as of the date of this Agreement.

9.1.2

The Investor acknowledges and agrees that the Seller does not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Investor or any of its respective directors, officers, employees, agents or advisers on or prior to the date of this Agreement, including in the VDD Reports, the Information Memorandum and the documents provided in the Data Rooms.

9.2	The Investor’s warranties

The Investor warrants to the Seller that the statements set out in Schedule 7 are true and accurate as of the date of this Agreement.

9.3	The New GasD Subsidiaries’ warranties

The New GasD Subsidiaries warrant to the Seller and the Investor that the statements set out in Schedule 8 are true and accurate as of the date of the respective Deed of Adherence.

10	Tax Covenant

The provisions of Schedule 11 shall have effect from Closing.

11	Confidentiality

11.1	Announcements

For 12 months following the date of this Agreement, no announcement, communication or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or any member of the Investor’s Group or any GasD Group Company without the prior written approval of the Seller and the Investor. This shall not affect any announcement, communication, or circular required by law or any governmental or regulatory body or the rules of any stock exchange on which the shares of either party or its holding company are listed, but the party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other party (or shall procure that its holding company consults with the other party) insofar as is reasonably practicable before complying with such an obligation.

11.2	Confidentiality

11.2.1

Subject to Clauses 11.1 and 11.2.2, each of the Seller, each New GasD Subsidiary and the Investor shall treat as strictly confidential and not disclose or use any confidential information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;

(ii)	the negotiations relating to this Agreement (and any such other agreements);

(iii)

(in the case of the Seller and the New GasD Subsidiaries) any information relating to the business, financial or other affairs (including future plans and targets) of the Investor’s Group (but excluding the GasD Group); or

(iv)

(in the case of the Investor and the New GasD Subsidiaries) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group as constituted after Closing.

11.2.2	Clause 11.2.1 shall not prohibit disclosure or use of any information if and to the extent:

(i)

the disclosure or use is required by the Laws, any governmental or regulatory body or any stock exchange on which the shares of a party or its holding company are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Seller’s Group or the Investor’s Group);

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in the Seller or the Investor;

(iii)

the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or in order to enable a determination to be made by the Reporting Accountants under this Agreement;

(iv)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party or any other entity with which it is grouped for Tax purposes;

(v)

the disclosure is made to a party to whom assignment is permitted under Clause 14.3.2 on terms that such assignee undertakes to comply with the provisions of Clause 11.2.1 in respect of such information as if it were a party to the Agreement;

(vi)

the disclosure is made to professional advisers of either party on terms that such professional advisers undertake to comply with the provisions of Clause 11.2.1 in respect of such information as if they were a party to this Agreement;

(vii)	the information is or becomes publicly available (other than by breach of a Confidentiality Agreement or of this Agreement);

(viii)	the other party has given prior written approval to the disclosure or use;

(ix)	permitted by the Shareholders’ Agreement; or

(x)	the information is independently developed after Closing,

provided that prior to disclosure or use of any information pursuant to Clause 11.2.2(i), (ii) or (iii), the party concerned shall, where not prohibited by law, consult with the other party insofar as is reasonably practicable before making such disclosure or use.

11.2.3

Each of the Seller, each New GasD Subsidiary and the Investor acknowledge and agree that any and all information relating to: (i) the GasD Business and the customers, assets or affairs of the GasD Group; and (ii) the business transactions and/or financial arrangements of the GasD Group (whether relating to the period to or following Closing) shall be kept confidential in accordance with clause 27 of the Shareholders’ Agreement as if that clause was effective on and from the date of this Agreement.

12	Insurance

12.1	Obligations from Closing

The parties shall ensure that prudent and adequate insurances are put in place for the GasD Group with effect from the Closing Date. The parties shall procure that such insurance is purchased from insurers who hold a financial rating of at least A- from Standard & Poor’s or an equivalent rating from an equivalent rating agency.

12.2	Captive Insurance Policies

12.2.1

Subject to Clause 12.2.2, following Closing, no GasD Group Company shall make or shall be entitled to make or notify a claim under any Captive Insurance Policy in respect of any event, act or omission that is not (or has not been) notified in accordance with the terms of such policy prior to Closing and the parties acknowledge that any underlying liability in respect of which a GasD Group Company might (but for the operation of this clause) be entitled to make or notify a claim under any Captive Insurance Policy falls within the definition of “Assumed Liabilities” under the Hive Out Agreement.

12.2.2

A claim may be made or notified after 00.00.01 on 31 March 2017 by a GasD Group Company under the Compulsory Insurance with respect to any event, act or omission relating to the GasD Business that occurred between 1 April 1987 and prior to 00.00.01 on the Closing Date (a “New Claim”), provided that the relevant GasD Group Company shall not be entitled to make or notify any such New Claim if and to the extent that such New Claim is covered by another insurance policy (or equivalent) held by a GasD Group Company.

12.2.3	The parties shall procure that each GasD Group Company shall notify any New Claim to the Captive Insurers as soon as reasonably practicable after becoming aware of the New Claim.

12.2.4	The parties shall procure that GasD OpCo and the Captive Insurers enter into the Insurance Indemnity Agreement on, or as soon as possible after, Closing.

12.3	Non-Captive Insurance Policies

Following Closing, and as soon as reasonably practicable following receipt of a written request by GasD OpCo, the Seller shall use reasonable endeavours to transfer to GasD OpCo the benefit of the Non-Captive Insurance Policies that are applicable to the GasD Business and which are held directly or indirectly by the Seller.

12.4	Subsequent Employer

In the event that any Employee ceases to be an employee of a member of the GasD Group but immediately thereafter becomes an employee of another member of the GasD Group or the Investor’s Group, including any entity or fund controlled by or controlling the Investor or a member of the Investor’s Group (the “Subsequent Employer”), the Investor shall procure that the Subsequent Employer does not seek an indemnity under any Captive Insurance Policy.

12.5	Existing claims under Seller’s Insurance Policies

12.5.1

Without prejudice to the Hive Out Agreement, to the extent any claim relating to the Business or an Employee Claim (both terms as defined in the Hive Out Agreement) is validly notified before Closing by or on behalf of any GasD Group Company under any Seller’s Insurance Policy, such claim shall be transferred to GasD OpCo and the Seller shall, and/or shall procure that the relevant member of the Seller’s Group shall, perform and execute such documents as are necessary to enable such claim to be continued or enforced by GasD OpCo to the extent possible, and following such transfer, the Seller shall cease to take any action in respect of such claims.

12.5.2

To the extent that any claim is (or has been) notified in accordance with the terms of such policy before Closing and cannot be transferred to GasD OpCo in accordance with Clause 12.5.1, to the extent that:

(i)	the GasD Group has not been indemnified prior to Closing in respect of the Losses in respect of which the claim was made; and

(ii)	the Losses in respect of which the claim was made have not been taken into account in: (i) the Accounts; or (ii) the Completion Accounts and reduced the Working Capital accordingly,

the Seller shall use reasonable endeavours after Closing to recover all monies due from the insurers and shall pay any monies received (after taking into account any uninsured costs and deductibles under the Seller’s Insurance Policies and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with the claim) to GasD MidCo or, at GasD MidCo’s written direction, the relevant GasD Group Company as soon as practicable after receipt.

13	Employee Incentives

13.1.1

The Seller shall be liable to pay to GasD MidCo on the due date for payment any employer’s social security contributions and to account (in the case of amounts payable by Xoserve Limited, provided that the Seller has been appointed as Xoserve Limited’s agent pursuant to Clause 13.1.3) for any employees’ social security contributions and income tax due under pay as you earn or any other equivalent withholding system payable by an Initial GasD Subsidiary or Xoserve Limited arising after Closing in respect of any share incentive, share option or other incentive plan granted before Closing to the Employees or employees of Xoserve Limited (a “Pre-Closing Award”).

13.1.2

The parties shall procure that if any Initial GasD Subsidiary becomes aware after Closing of any matter which could give rise to a liability under Clause 13.1.1 it shall give notice of that matter to the Seller as soon as reasonably practicable and provide it with all information reasonably required relating to the calculation of amounts payable under Clause 13.1.1 within 10 Business Days of the liability arising or, if sooner, five Business Days before the date the liability is payable by the relevant Initial GasD Subsidiary or Xoserve Limited.

13.1.3	The parties shall procure that each Initial GasD Subsidiary appoints and shall use reasonable endeavours to procure that Xoserve Limited appoints the Seller as its agent to collect an amount equal to any employees’ social security contributions and income tax liability arising in respect of any Pre-Closing Awards.

13.1.4

The due date for payment under Clause 13.1.1 shall be 10 Business Days before the latest date on which the social security contributions or income tax may be paid to any Tax Authority without a liability to interest and penalties arising or, if payment has already been made, five Business Days after service by GasD MidCo of a notice containing a written demand.

13.1.5

Any payment made under Clause 13.1.1 shall be treated so far as lawfully possible as an adjustment of the GasD OpCo Cash Amount and the GasD OpCo Cash Amount shall be deemed to have been reduced by the amount of such payment.

13.1.6	For the avoidance of doubt, the parties’ rights and obligations in relation to Reliefs obtained in respect of Pre-Closing Awards are set out in paragraph 6 of Schedule 11.

14	Other Provisions

14.1	Further assurances

Each of the parties shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of them may reasonably require to give the other the full benefit of this Agreement.

14.2	Whole agreement

14.2.1

This Agreement and the Shareholders’ Agreement contain the whole agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the Seller, the Investor and the New GasD Subsidiaries in relation to the Transaction.

14.2.2

Each party agrees and acknowledges that, in entering into this Agreement and the Shareholders’ Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into them.

14.2.3

Each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement and the Shareholders’ Agreement shall be for breach of the terms of this Agreement and the Shareholders’ Agreement and each of the Seller, the Investor and the New GasD Subsidiaries waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

14.2.4

No party shall be entitled to rescind or terminate this Agreement (whether before or after Closing) for breach of any representation, warranty or undertaking set out in this Agreement, other than pursuant to any such rights which arise in respect of fraud.

14.2.5	Nothing in this Clause 14.2 excludes or limits any liability for fraud.

14.3	Assignment

14.3.1

Except as permitted by Clause 14.3.2 or Clause 14.3.3, no party may without the prior written consent of the other party assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

14.3.2	The Seller may without the consent of the Investor assign to a member of the Seller’s Group the benefit of the whole or any part of this Agreement provided that:

(i)

if the assignee ceases to be a member of the Seller’s Group, it shall, before ceasing to be so, assign the benefit so far as assigned to it back to that party or assign the benefit to another member of the Seller’s Group, as the case may be; and

(ii)	the assignee shall not be entitled to receive under this Agreement any greater amount than that to which the Seller would have been entitled.

14.3.3

The Investor and any member of the GasD Group that becomes a party to this Agreement may at any time assign by way of security or grant any charge or other security interest over, all or any part of the benefit of, or its rights or benefits under, this Agreement or any other Transaction Document to any person who has agreed at any time to provide finance to the Investor or any other member of the GasD Group and/or to any agent or trustee of such person, provided that, where the Investor or any member of the GasD Group assigns the benefit of, or grants any charge or other security interest over, this Agreement and/or any other Transaction Document in whole or in part to any other person, the liabilities of the Seller under this Agreement, or under any other Transaction Document so assigned, to the Investor or the relevant member of the GasD Group and the assignee(s) (taken together) shall be no greater than such liabilities would have been had the assignment not occurred.

14.4	Third party rights

Save for those persons who are expressed to have the benefit of Clauses 15.1 and 15.3, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

14.5	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

14.6	Method of payment and set off

14.6.1

Subject to Clause 3.1, any payments pursuant to this Agreement shall be made in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed).

14.6.2

Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Investor or the New GasD Subsidiary (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

14.6.3

Payment of a sum in accordance with this Clause 14.6 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

14.7	Costs

14.7.1

The Seller shall bear all costs incurred by it and the Seller’s Group in connection with the preparation, negotiation and entry into of this Agreement, the subscription of the Minority Owner Shares, the GasD OpCo Transfer and the GasD PropCo Transfer.

14.7.2

The Investor shall bear all such costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement, the subscription of the Majority Owner Shares and the making of the Investor Loan.

14.8	Stamp Duty and Transfer Taxes

GasD MidCo shall bear the cost of all stamp duty, SDRT and all registration and transfer taxes and duties (but not SDLT) or their equivalents in all jurisdictions where such fees, taxes and duties (and, in each case, any interest thereon or penalty in respect thereof) are payable as a result of the GasD OpCo Transfer and the GasD PropCo Transfer (save to the extent that such stamp duty, SDRT or other registration or transfer taxes or duties arise as a result of any Initial GasD Subsidiary ceasing to be a member of a group or consortium or other association for Taxation purposes with the Seller as a result of the transactions contemplated by this Agreement). GasD MidCo shall be responsible for arranging the payment of such stamp duty, SDRT and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. GasD MidCo shall indemnify the Seller or any other member of the Seller’s Group against any Losses suffered by the Seller or member of the Seller’s Group as a result of GasD MidCo failing to comply with its obligations under this Clause 14.8.

14.9	Interest

If a party defaults in the payment when due of any sum payable under this Agreement (other than Clause 7), its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of 2 per cent. above LIBOR. Such interest shall accrue from day to day.

14.10	VAT

14.10.1

Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part, subject to that person or representative member using reasonable endeavours to recover such amount of VAT as may be practicable.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

14.10.2

If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then: (i) the supplier shall provide to the payer a valid VAT invoice; and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay any VAT due.

14.10.3

As soon as reasonably practicable after the date of this Agreement, the Seller shall procure that (if one has not already been made) an application shall be made to HMRC pursuant to Section 43B VATA 1994 for the exclusion of GasD FinCo from the bodies treated as members of the Seller VAT Group and for such exclusion to take effect on Closing or, if HMRC do not permit this, at the earliest date following Closing permitted by Section 43B VATA 1994.

14.10.4

Pending the taking effect of such application and for so long thereafter as may be necessary, each of the Seller and GasD MidCo shall procure that such information is provided to the other as may be required to enable the continuing representative member of the Seller VAT Group to make all the returns required of it in respect of the Seller VAT Group.

14.11	Payments of Received Amount

Where the Seller or GasD MidCo receives a payment under this Agreement (the “Received Amount”) that pursuant to this Agreement or the Laws it is required to pass on to another member of the Seller’s Group or the GasD Group respectively, it shall procure that the benefit of the Received Amount is passed on to that other person.

14.12	Notices

14.12.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing; and

(ii)	delivered by hand, email, recorded or special delivery or courier.

14.12.2	A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Investor from time to time:

NATIONAL GRID HOLDINGS ONE PLC

Registered office of National Grid Holdings One plc from time to time

Email: [***]

Attention: Group General Counsel and Company Secretary

With a copy by email to:

Email: [***]

14.12.3	A Notice to the Investor shall be sent to the following address, or such other person or address as the Investor may notify to the Seller from time to time:

QUADGAS INVESTMENTS BIDCO LIMITED

18 St Swithin’s Lane London EC4N 8AD

Attention: The Directors

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

With a copy by email to:

Email: [***]

14.12.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at 9.00 a.m. on the second Business Day following the date of posting, in the case of recorded delivery;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	at the time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the email has not been delivered to the recipient.

14.13	Invalidity

14.13.1

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

14.13.2

To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 14.13.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 14.13.1, not be affected.

14.14	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The parties may enter into this Agreement by executing any such counterpart.

14.15	Governing law and submission to jurisdiction

14.15.1

This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with the Agreement and such documents shall be governed by English law.

14.15.2

Each of the Seller and the Investor irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the Seller and the Investor irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

14.16	Compliance with anti-bribery and anti-corruption laws

14.16.1	Each party hereby warrants, represents and undertakes to each other party hereto that, in relation to the negotiation, conclusion and performance of this Agreement:

(i)	neither it nor any of its Affiliates, or any of its or their respective directors, officers, employees and authorized agents, has conducted any act in violation of applicable anti-bribery laws; and

(ii)	it shall promptly notify each other party if it becomes aware of or has specific suspicions that any corruption or bribery occurred.

15	Hive Out Agreement

15.1	Excluded Liabilities

The Seller undertakes (for the benefit of the Investor and each member of the GasD Group) to procure that the definition of “Excluded Liabilities” in the Hive Out Agreement shall be construed and applied by NGG, in its capacity as “the Seller” under the Hive Out Agreement, such that the expression “by the Seller” shall be replaced where it appears in sub-paragraphs (ii) and (iii) of that definition with the expression “by the Seller or any relevant member of the NG plc Group”.

15.2	NIC Funds

The Seller acknowledges that the NIC Funds transferred pursuant to the Hive Out Agreement formed part of the GasD Business and are not a “Purchaser Wrong Pocket Item” for the purposes of clause 7.4 of the Hive Out Agreement. The Seller shall procure that NGG or any member of the Seller’s Group shall not bring any claim against any member of the GasD Group alleging that the NIC Funds should have been treated as an “Excluded Asset” for the purposes of the Hive Out Agreement meaning they should not have been transferred with the GasD Business.

15.3	Captive Insurance Policies

The Seller undertakes (for the benefit of the GasD Group Companies) to procure that paragraph 5 of schedule 14 of the Hive Out Agreement shall be construed and applied by NGG, such that it shall be deemed to be replaced with Clause 12.2 of this Agreement.

In witness whereof this Agreement has been duly executed.

SIGNED by on behalf of NATIONAL GRID HOLDINGS ONE PLC:

SIGNED by on behalf of QUADGAS INVESTMENTS BIDCO LIMITED:

Schedule 1

GasD Group Companies

Part A: The Initial GasD Subsidiaries

1	Particulars of GasD OpCo

Name of subsidiary:	National Grid Gas Distribution Limited
Registered number:	10080864
Registered office:	1-3 Strand, London WC2N 5EH, United Kingdom
Date and place of incorporation:	23 March 2016, United Kingdom
Issued share capital:	50,457 ordinary shares of £1.00
Registered shareholders and shares held:	The Seller: 50,457 ordinary shares of £1.00
Directors:	Andrew Agg Catherine Bell Clive Elphick Malcom Cooper Nicola Shaw Christopher Train
Secretaries:	Mark Cooper, Rachael Davidson and Alice Morgan
Accounting reference date:	31 March

2	Particulars of GasD FinCo

Name of subsidiary:	National Grid Gas Finance plc
Registered number:	5895068
Registered office:	1-3 Strand, London WC2N 5EH, United Kingdom
Date and place of incorporation:	3 August 2006, United Kingdom
Issued share capital:	50,000 ordinary shares of £1.00 each
Registered shareholders and shares held:	GasD OpCo: 50,000 ordinary shares of £1.00 each
Directors:	Andrew Agg Malcolm Cooper Christopher Train
Secretaries:	David Howitt, Rachael Davidson and Alice Morgan

Accounting reference date:	31 March

3	Particulars of GasD PropCo

Name of subsidiary:	Gas Distribution Property Holdings Limited
Registered number:	10080921
Registered office:	1-3 Strand, London WC2N 5EH, United Kingdom
Date and place of incorporation:	23 March 2016, United Kingdom
Issued share capital:	2 ordinary shares of £1.00
Registered shareholders and shares held:	The Seller: 2 ordinary shares of £1.00
Directors:	Andrew Agg Malcolm Cooper Christopher Train
Secretaries:	David Howitt, Rachael Davidson and Alice Morgan
Accounting reference date:	31 March

Part B: New GasD Subsidiaries

The parties agree that: (i) the outstanding information contained in this Part B of Schedule 1 shall be agreed in good faith between the parties prior to the Incorporation Date; and (ii) the number of Initial Directors for each New GasD Subsidiary shall be appointed in accordance with the Shareholders’ Agreement.

1	Particulars of GasD HoldCo

Proposed name of New GasD Subsidiary:	[•]
Registered office:	Brick Kiln Street, Hinckley, Leicester LE10 0NA, United Kingdom
Date and place of incorporation:	Incorporation Date, United Kingdom
Issued share capital on incorporation:	50,000 Ordinary Shares
Initial shareholders and shares held:	The Seller: 19,500 Ordinary Shares Investor: 30,500 Ordinary Shares
Initial Directors:	[•]
Initial Secretary:	[•]
Accounting reference date:	[31 March]

2	Particulars of GasD PledgeCo

Proposed name of New GasD Subsidiary:	[•]
Registered office:	Brick Kiln Street, Hinckley, Leicester LE10 0NA, United Kingdom
Date and place of incorporation:	Incorporation Date, United Kingdom
Issued share capital on incorporation:	50,000 ordinary shares of £1.00
Initial shareholders and shares held:	GasD HoldCo: 50,000 ordinary shares
Initial Directors:	[•]
Initial Secretary:	[•]
Accounting reference date:	[31 March]

3	Particulars of GasD MidCo

Proposed name of New GasD Subsidiary:	[•]
Registered office:	Brick Kiln Street, Hinckley, Leicester LE10 0NA, United Kingdom
Date and place of incorporation:	Incorporation Date, United Kingdom
Issued share capital on incorporation:	50,000 ordinary shares of £1.00
Initial shareholders and shares held:	GasD PledgeCo: 50,000 ordinary shares

Initial Directors:	[•]
Initial Secretary:	[•]
Accounting reference date:	[31 March]

Part C: MidCo Issuer

1	Particulars of MidCo Issuer

Proposed name of subsidiary:	[•]
Registered office:	Brick Kiln Street, Hinckley, Leicester LE10 0NA, United Kingdom
Date and place of incorporation:	Incorporation Date, United Kingdom
Issued share capital on incorporation:	50,000 ordinary shares of £1.00
Initial shareholders and shares held:	GasD MidCo: 50,000 ordinary shares
Initial Directors:	[•]
Initial Secretary:	[•]
Accounting reference date:	[31 March]

Schedule 2

Pre-Closing Financing and Implementation

PART A

1	Step 1: Draw down of debt by GasD OpCo and repayment of GasD OpCo Non-Subordinated Promissory Note

1.1

Prior to the Closing Date, the Seller shall use reasonable endeavours to procure that GasD OpCo shall enter into the New EIB Facility Agreement, provided that, prior to GasD OpCo entering into such agreement, the Seller shall consult with the Investor in good faith and take into account the reasonable opinions of the Investor in respect of the terms of the New EIB Facility Agreement.

1.2	Prior to the Closing Date, GasD OpCo will:

1.2.1	if the New EIB Facility Agreement has been entered into, draw down £400 million under the New EIB Facility Agreement; and

1.2.2	draw down under the term loan facilities of the Existing Term and Revolving Facilities Agreement,

in each case, subject to and in accordance with the terms set out therein, such amounts as necessary to achieve the Target Debt.

1.3

GasD OpCo will notify the Investor in writing as soon as reasonably practicable that the amounts above have been drawn down and that the Target Debt has been achieved and shall provide any additional information that the Investor may from time to time reasonably request in respect thereof.

1.4	The Seller shall procure that GasD OpCo shall use the proceeds obtained from the draw downs above to repay all of the outstanding amount of the GasD OpCo Non-Subordinated Promissory Note.

PART B

On the Incorporation Date, each of the following steps shall take place in the order set out in this Schedule 2:

2	Step 2: Incorporation of GasD HoldCo

2.1	On the Incorporation Date:

2.1.1

the Seller and the Investor shall incorporate GasD HoldCo and shall procure that GasD HoldCo shall have an issued share capital of £50,000, consisting of 50,000 Ordinary Shares of £1.00 each, of which:

(i)	the Seller shall hold 19,500 Ordinary Shares, representing 39 per cent. of the Ordinary Shares; and

(ii)	the Investor shall hold 30,500 Ordinary Shares, representing 61 per cent. of the Ordinary Shares;

2.1.2

the Seller shall subscribe for the Minority Owner Shares and hereby undertakes to pay to GasD HoldCo an amount in cash equal to the Seller Subscription Amount as the subscription price for the Minority Owner Shares by no later than the date falling five years after the date of execution of this Agreement by the Seller and the Investor;

2.1.3

the Investor shall subscribe for the Majority Owner Shares and hereby undertakes to pay to GasD HoldCo an amount in cash equal to the Investor Subscription Amount as the subscription price for the Majority Owner Shares by no later than the date falling five years after the date of execution of this Agreement by the Seller and the Investor; and

2.1.4	the parties shall procure that GasD HoldCo duly signs, executes and delivers a Deed of Adherence.

2.2	In respect of such incorporation, the Seller and the Investor shall procure that GasD HoldCo adopts the new articles of association for GasD HoldCo in the Agreed Form.

2.3	The particulars of GasD HoldCo on incorporation shall be as set out in Part B of Schedule 1.

3	Step 3: Incorporation of GasD PledgeCo

3.1	As soon as reasonably practicable following, and conditional upon, the completion of Step 1 above, GasD HoldCo shall:

3.1.1	incorporate GasD PledgeCo and shall procure that GasD PledgeCo has an issued share capital of £50,000, consisting of 50,000 ordinary shares of £1.00;

3.1.2

subscribe for all of the ordinary shares in GasD PledgeCo referred to in paragraph 3.1.1 and hereby undertakes to pay to GasD PledgeCo £50,000 as the subscription price for such shares by no later than the date falling five years after the date of execution of this Agreement by the Seller and the Investor; and

3.1.3	procure that GasD PledgeCo duly signs, executes and delivers a Deed of Adherence.

3.2	In respect of such incorporation, GasD HoldCo shall procure that GasD PledgeCo adopts the new articles of association for GasD PledgeCo in the Agreed Form.

3.3	The particulars of GasD PledgeCo on incorporation shall be as set out in Part B of Schedule 1.

4	Step 4: Incorporation of GasD MidCo

4.1	As soon as reasonably practicable following, and conditional upon, the completion of Step 2 above, GasD PledgeCo shall:

4.1.1	incorporate GasD MidCo and shall procure that GasD MidCo has an issued share capital of £50,000, consisting of 50,000 ordinary shares of £1.00 each;

4.1.2

subscribe for all of the ordinary shares in GasD MidCo referred to in paragraph 4.1.1 and hereby undertakes to pay to GasD MidCo £50,000 as the subscription price for such shares by no later than the date falling five years after the date of execution of this Agreement by the Seller and the Investor; and

4.1.3	procure that GasD MidCo duly signs, executes and delivers a Deed of Adherence.

4.2	In respect of such incorporation, GasD PledgeCo shall procure that GasD MidCo adopts the new articles of association for GasD MidCo in the Agreed Form.

4.3	The particulars of GasD MidCo on incorporation shall be as set out in Part B of Schedule 1.

5	Step 5: Incorporation of MidCo Issuer

5.1	As soon as reasonably practicable following, and conditional upon, the completion of Step 3 above, GasD MidCo shall:

5.1.1	incorporate MidCo Issuer and GasD MidCo shall procure that MidCo Issuer has an issued share capital of £50,000, consisting of 50,000 ordinary shares of £1.00; and

5.1.2

subscribe for all of the ordinary shares in MidCo Issuer referred to in paragraph 5.1.1 and hereby undertakes to pay to MidCo Issuer £50,000 as the subscription price for such shares by no later than the date falling five years after the date of execution of this Agreement by the Seller and the Investor.

5.2	In respect of such incorporation, GasD MidCo shall procure that MidCo Issuer adopts the new articles of association for MidCo Issuer in the Agreed Form.

5.3	The particulars of MidCo Issuer on incorporation shall be as set out in Part C of Schedule 1.

Schedule 3

Closing Obligations

(Clause 6.2)

1	Seller’s Obligations

1.1	General obligations

1.1.1	On Closing, the Seller shall deliver or make available to the Investor and the New GasD Subsidiaries the following:

(i)	the Shareholders’ Agreement duly executed by the Seller;

(ii)	evidence that the Seller is authorised to execute the Shareholders’ Agreement and the transfers set out in paragraphs 2.2 and 4 of Schedule 4;

(iii)

as agreed with the Investor and subject to the terms of the Shareholders’ Agreement, the written resignations of certain of the directors and secretaries of the Initial GasD Subsidiaries from his office as a director or secretary to take effect on the date of Closing.

1.1.2	On Closing, the Seller shall deliver or make available to GasD MidCo the following:

(i)

the certificates of incorporation, corporate seals (if any), cheque books, statutory and other books of GasD OpCo and GasD PropCo (duly kept up-to-date) and the share certificates in respect of each of GasD OpCo and GasD PropCo;

(ii)	the Voting Powers of Attorney duly executed by the Seller; and

(iii)	the transfers set out in paragraph 4 of Schedule 4.

1.2	Board resolutions of the GasD Group Companies

On Closing, the Seller shall procure the passing of board resolutions of each Initial GasD Subsidiary inter alia:

1.2.1

(in the case of GasD OpCo and GasD PropCo only) approving the registration of the GasD OpCo Shares transfers and the GasD PropCo Shares transfers referred to in Schedule 4 subject only to their being duly stamped;

1.2.2

accepting the resignations referred to in paragraph 1.1.1(iii) and appointing additional persons (in accordance with the articles of association for the relevant Initial GasD Subsidiary and the Shareholders’ Agreement); and

1.2.3	changing the registered office of each Initial GasD Subsidiary to Brick Kiln Street, Hinckley, Leicester LE10 0NA, United Kingdom,

and shall hand to the Investor duly certified copies of such resolutions.

2	The Investor’s Obligations

2.1	General obligations

On Closing, the Investor shall deliver or make available to the Seller:

2.1.1	evidence of the due fulfilment of the condition set out in Clause 4;

2.1.2	the Shareholders’ Agreement duly executed by the Investor;

2.1.3	the Investor Loan duly executed by the Investor; and

2.1.4	evidence that the Investor is authorised to execute the Shareholders’ Agreement and the Investor Loan.

3	New GasD Subsidiaries’ obligations

3.1.1	On Closing, each New GasD Subsidiary shall deliver or make available to the Seller and the Investor:

(i)	the Shareholders’ Agreement duly executed by it (as applicable); and

(ii)	evidence that it is authorised to execute the Deed of Adherence and the Shareholders’ Agreement.

4	Other obligations

On Closing the parties shall procure that the Existing EIB Facility Agreement is amended and restated and that any guarantee provided in connection with it will be terminated, in each case, subject to and in accordance with the terms of the EIB Novation and Consent Deed, in the form as included in the Ansarada Data Room in folder 05.01.01.

Schedule 4

GasD OpCo Transfer and GasD PropCo Transfer

(Clause 2.2)

For the purposes of this Schedule 4, each action shall be conditional upon, and occur immediately following, the completion of the preceding step.

It is acknowledged by all parties that the GasD OpCo Subordinated Promissory Note must be capitalised by 31 March 2017. Consequently, if the Closing Date is later than 31 March 2017 then the parties will consult with each other in good faith to agree equivalent steps to replace those set out below, but only to the extent necessary to reflect the capitalisation of the GasD OpCo Subordinated Promissory Note by 31 March 2017.

1	Step 1: Investor Loan

The Investor and GasD HoldCo shall enter into the Investor Loan and the Investor shall make an initial amount equal to the Investor Loan Amount immediately available to GasD HoldCo in accordance with its terms and GasD HoldCo shall draw down such amount.

2	Step 2: GasD OpCo Subordinated Promissory Note

2.1

Immediately prior to Closing, but preceding the following steps, the Seller and GasD OpCo shall amend the terms of the GasD OpCo Subordinated Promissory Note so that, with immediate effect, it bears an interest rate equal to 6.7 per cent. per annum; and

2.2	GasD MidCo shall acquire the (amended) GasD OpCo Subordinated Promissory Note from the Seller for consideration left outstanding on inter-company account.

3	Step 3: GasD MidCo Loan

3.1	GasD MidCo and GasD PledgeCo shall enter into the GasD MidCo Loan Agreement;

3.2

GasD MidCo and GasD PledgeCo shall enter into a payment direction letter pursuant to which GasD MidCo shall direct GasD PledgeCo to pay an amount equal to the sum of: (a) the Investor Loan Amount; plus (b) £X + 1,775 million drawn down under the GasD MidCo Loan Agreement to the Seller to satisfy the purchase price of:

3.2.1	the Estimated GasD OpCo Cash Amount for the GasD OpCo Shares;

3.2.2	the GasD OpCo Subordinated Promissory Note;

3.2.3	an amount equal to the nominal value of the GasD PropCo Shares; and

3.2.4	the GasD PropCo Promissory Notes;

3.3	GasD PledgeCo and GasD HoldCo shall enter into the GasD PledgeCo Loan Agreement;

3.4

GasD PledgeCo and GasD HoldCo shall enter into a payment direction letter pursuant to which GasD PledgeCo shall direct GasD HoldCo to pay an amount equal to the sum of: (a) the Investor Loan Amount; plus (b) £X + 1,775 million drawn down under the GasD PledgeCo Loan Agreement to the Seller;

3.5

GasD HoldCo shall pay an amount equal to the Investor Loan Amount (excluding from such amount the amount of any adjustments made pursuant to Clause 6.8.1) to the Seller to satisfy the purchase price of:

3.5.1	the Estimated GasD OpCo Cash Amount for the GasD OpCo Shares;

3.5.2	the amount of £Z of the GasD OpCo Subordinated Promissory Note Amount;

3.5.3	an amount equal to the nominal value of the GasD PropCo Shares; and

3.5.4	the GasD PropCo Promissory Notes;

3.6	GasD HoldCo and the Seller shall enter into the GasD HoldCo Loan; and

3.7

GasD HoldCo and the Seller shall enter into a payment direction letter pursuant to which GasD HoldCo shall direct the Seller to retain for its own account an amount equal to £X +1,775 million drawn down under the GasD HoldCo Loan in satisfaction of the amount of £X +1,775 million of the GasD OpCo Subordinated Promissory Note Amount.

4	Step 4: Transfers

The Seller shall deliver or make available to GasD MidCo the following:

4.1.1	transfers of the GasD OpCo Shares duly executed by the Seller in favour of GasD MidCo accompanied by the relevant share certificates (or an express indemnity in a form satisfactory to the Investor in the case of any certificate found to be missing); and

4.1.2	transfers of the GasD PropCo Shares duly executed by the Seller in favour of GasD MidCo accompanied by the relevant share certificates (or an express indemnity in a form satisfactory to the Investor in the case of any certificate found to be missing); and

4.2	The GasD PropCo Promissory Notes shall be transferred by the Seller to GasD MidCo.

Schedule 5

Part 1

Completion Accounts

(Clause 7)

1	Form and Content of the Completion Accounts

1.1

The Draft Completion Accounts and the Completion Accounts shall be drawn up by the Seller in a format consistent with the form of Completion Accounts set out in Part 2 of this Schedule 5 and shall include the assets and liabilities of the Initial GasD Subsidiaries which are accounted for within those line items set out in Part 2 of this Schedule 5, being:

1.1.1	the Initial GasD Subsidiaries’ Cash Balances;

1.1.2	the Intra-Group Financing Receivables;

1.1.3	the Intra-Group Financing Payables;

1.1.4	the Initial GasD Subsidiaries’ Promissory Notes Amount;

1.1.5	the Third Party Indebtedness;

1.1.6	the Working Capital;

1.1.7	the Capex/Repex; and

1.1.8	the other line items set out in the column labelled “Other” in Part 2 of this Schedule 5 (the “Other Balances”).

1.2	No categories of assets or liabilities other than those listed in paragraph 1.1 above shall be included in the Draft Completion Accounts or Completion Accounts.

1.3

The Initial GasD Subsidiaries’ Cash Balances, Initial GasD Subsidiaries’ Promissory Notes Amount, Third Party Indebtedness, Intra-Group Financing Payables and Intra-Group Financing Receivables and Other Balances shall not be taken into account in calculating the Working Capital.

2	Accounting Policies

2.1	The Draft Completion Accounts and the Completion Accounts shall be drawn up in accordance with:

2.1.1	the overriding accounting principles, policies, procedures, practices and estimation techniques set out in paragraphs 2.2 to 2.24 below;

2.1.2

to the extent not inconsistent with paragraph 2.1.1 above, the same accounting principles, policies, procedures, practices and estimation techniques (including in respect of the exercise of management judgement) as were actually adopted in respect of the relevant categories of assets and liabilities (including those assets and liabilities transferred under the Hive Out Agreement and the GasD PropCo Transfer Agreement) in the Accounts and to the extent that the Accounts included allocations of relevant categories of assets and liabilities between the GasD Business and other Seller’s Group businesses, those bases of allocation shall be ignored; and

2.1.3	to the extent not inconsistent with paragraphs 2.1.1 and 2.1.2, IFRS as at the Closing Date.

2.2

The Draft Completion Accounts and the Completion Accounts shall be drawn up at the Effective Time. No account shall be taken of non-adjusting post balance sheet events (as defined in IAS 10) taking place after the Effective Time and regard shall only be had to information available to the parties to this Agreement up to the date on which the Seller delivers the Draft Completion Accounts to the Investor.

2.3

The Draft Completion Accounts and the Completion Accounts shall be expressed in pounds Sterling. Subject to paragraph 2.4, amounts in other currencies shall be translated into pounds Sterling at the average of the spot selling and buying rates for a transaction between the two currencies in question as quoted on Bloomberg or, if not available, Thomson Reuters, at 4.00 p.m. (UK time) on the Closing Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted.

2.4	The Draft Completion Accounts and the Completion Accounts shall be drawn up so that:

2.4.1

the Euro denominated bond issued by GasD FinCo with a face value of €750 million (the “Euro Bond”) shall be recorded with a principal amount of £638,311,628.01 (plus accrued but unpaid interest translated into pounds Sterling at the average of the spot selling and buying rates for a transaction between the two currencies in question as quoted on Bloomberg or, if not available, Thomson Reuters, at 4.00 p.m. (UK time) on the Closing Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted) and shall be recorded in Third Party Indebtedness for the purposes of Part 2 of Schedule 5; and

2.4.2

the amount recorded on the balance sheet in respect of the Euro Bond in the line item entitled “Borrowings” shall be extracted and shall instead be recorded in “Other Balances” for the purposes of Part 2 of Schedule 5.

2.5	The Draft Completion Accounts and the Completion Accounts shall be prepared on a consolidated basis including all Initial GasD Subsidiaries.

2.6

The Draft Completion Accounts and the Completion Accounts shall be prepared on the basis that the Initial GasD Subsidiaries are a going concern and shall exclude the effect of change of control or ownership of the Initial GasD Subsidiaries (including in respect of any additional costs, liabilities and/or obligations that may arise as a result of changes to pension security arrangements) and will not take into account the effects of the Post-Closing Implementation or the post-Closing intentions or obligations of the Investor.

2.7	For the purposes of the Draft Completion Accounts and the Completion Accounts, the Effective Time shall be treated as the end of a Tax accounting period.

2.8

The provisions of this Schedule 5 shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Draft Completion Accounts or the Completion Accounts.

2.9

Other than as stated in paragraphs 2.2 to 2.24, the Draft Completion Accounts and the Completion Accounts will include only the assets and liabilities that are accounted for within the line items set forth in Part 2 of this Schedule 5.

2.10	The Other Balances will not be reclassified as Initial GasD Subsidiaries’ Cash Balances, Intra-Group Financing Payables, Intra-Group Financing Receivables, Initial GasD

Subsidiaries’ Promissory Notes Amount, Third Party Indebtedness, Capex/Repex or Working Capital in the Draft Completion Accounts and/or the Completion Accounts.

2.11	No amounts shall be included in any of the items listed in paragraphs 1.1.1 to 1.1.7 in relation to deferred Tax assets or deferred Tax liabilities.

2.12	The Draft Completion Accounts and the Completion Accounts shall include no provision in respect of dilapidations.

2.13

There shall be no reclassification of: (i) fixed assets (recorded as such in any of the Accounts, the 30 September 2016 management accounts or the 31 October 2016 management accounts) to current assets or current liabilities; or (ii) current assets or current liabilities to fixed assets (recorded as such in any of the Accounts, the 30 September 2016 management accounts or the 31 October 2016 management accounts), in the Completion Accounts.

2.14

There shall be no recategorisation of leases accounted for as capital leases or operating leases in the Accounts and transferred under the Hive Out Agreement or the GasD PropCo Transfer Agreement. The categorisations applied in respect of such capital leases and operating leases in the Accounts shall apply in the Draft Completion Accounts and the Completion Accounts. Any leases entered into after the Accounts Date shall be categorised as a capital lease or operating lease using the same methodologies as were used in the Accounts.

2.15

Neither Initial GasD Subsidiaries’ Cash Balances, Intra-Group Financing Payables, Intra-Group Financing Receivables, Initial GasD Subsidiaries’ Promissory Notes Amount, Third Party Indebtedness, Capex/Repex nor Working Capital shall include any liability in respect of:

2.15.1	save as provided in paragraph 2.23, pensions (other than monthly contributions in the ordinary course);

2.15.2	uninsured employer’s liabilities;

2.15.3	environmental exposures;

2.15.4	decommissioning (including gas holder demolition);

2.15.5	depth of cover exposures;

2.15.6	costs of investigating and remediating faulty Donkin valves;

2.15.7	employee severance costs;

2.15.8	compensation claims in respect of cancelled property developments; and

2.15.9	separation and restructuring costs.

If any provision (not being a category of provision referred to in sub-paragraphs 2.15.1 to 2.15.9) is made after 1 November 2016 in respect of any liability then that liability then shall be added to Third Party Indebtedness, unless and to the extent that there is a reasonable likelihood that GasD OpCo will be able to recover such liability under the terms of the GasD Licence (including totex), in which case that liability shall be added to Other Balances.

2.16	Neither Initial GasD Subsidiaries’ Cash Balances, Intra-Group Financing Payables, Intra-Group Financing Receivables, Initial GasD Subsidiaries’ Promissory Notes Amount, Third

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Party Indebtedness, Capex/Repex nor Working Capital shall include any asset in respect of:

2.16.1	[***]

2.16.2	prepayment of gas holder demolition costs and expenses.

2.17

Intra-Group Financing Payables, Intra-Group Financing Receivables, Initial GasD Subsidiaries’ Promissory Notes Amount and Third Party Indebtedness shall be stated gross of any unamortised debt issuance costs. Intra-Group Financing Payables, Intra-Group Financing Receivables, Initial GasD Subsidiaries’ Promissory Notes Amount and Third Party Indebtedness shall exclude any redemption penalties and other break costs except to the extent that such redemption penalties and other break costs are triggered by Closing, in which case these shall be included in Third Party Indebtedness.

2.18

The line items in Part 2 of this Schedule 5 entitled “Derivative financial assets” and “Derivative financial liabilities” shall be excluded from the Initial GasD Subsidiaries’ Cash Balances, Intra Group Financing Receivables, Intra Group Financing Payables, the Initial GasD Subsidiaries’ Promissory Notes Amount, Third Party Indebtedness, Capex/Repex and Working Capital.

2.19

The Draft Completion Accounts and the Completion Accounts shall be prepared so as to include no provision with respect to any matter which is the subject of an indemnity in favour of the Investor or any member of the GasD Group under the terms of this Agreement or any of the other Transaction Documents.

2.20	Unamortised debt issuance costs shall be included in Other Balances.

2.21

The line item “Capex/Repex” in Part 2 of Schedule 5 shall be calculated on a consistent basis with past practice in terms of policies, procedures, classifications and definitions relating to fixed asset additions net of capital contributions and shall only include these items incurred in the period between 1 October 2016 up to and including the Effective Time.

2.22

Borrowings at the Effective Time shall be recorded on initial recognition at fair value and subsequently measured using the amortised cost basis of accounting, and, in respect of any borrowings novated to any of the GasD Group Companies between 30 September 2016 and Closing, shall include the fair value uplift recorded at the initial recognition of such liability at the time of novation (as amortised for the period from novation up to the Effective Time). The parties acknowledge that, this methodology resulted in a liability for: (i) the Existing EIB Facility Agreement of £518 million; and (ii) the FMS Instruments of £665 million, in each case on initial recognition.

2.23	No fixed asset disposals shall be offset against fixed asset additions for the purposes of Capex/Repex.

2.24

Any liability arising (or that will arise) under section 75 of the Pensions Act 1995 as a result of Sectionalisation (or, if Sectionalisation has not been implemented on or prior to Closing, any provision for such liability as calculated by the actuary to the National Grid UK Pension Scheme) shall be included in the Third Party Indebtedness, save to the extent the Seller has discharged (or agreed to discharge) such liability.

3	Preparation of the Completion Accounts

3.1

No later than 60 calendar days following Closing, the Seller shall deliver to the Investor the Draft Completion Accounts. Prior to such delivery, the Seller shall, so far as is practicable, consult with the Investor with a view to reducing the potential areas of disagreement.

3.2	In order to enable the Seller to prepare and agree the Draft Completion Accounts, the Investor shall and the New GasD Subsidiaries shall, and agree to procure that each member of the GasD Group shall:

3.2.1

keep up-to-date and, subject to reasonable notice, make available (or provide copies) without charge to the Seller’s representatives and to the Seller’s accountants all books, records, calculations, working papers and premises relating to the GasD Group during normal office hours and co-operate with them with regard to the preparation, review, agreement or determination of the Draft Completion Accounts; and

3.2.2

make available the employees and officers of the GasD Group (who shall be instructed to give information and explanations promptly) to assist the Seller in the performance of its duties under this Schedule 5.

3.3

The obligations to provide (or procure the provision of) information and access under paragraph 3.2 above shall start on the day following the Closing Date and shall continue until such time as the Completion Accounts have been finalised in accordance with this Schedule 5.

4	Review of Draft Completion Accounts

4.1

The Seller shall, and shall procure that each member of the Seller’s Group shall, provided that reasonable notice has been given, provide such reasonable access without charge to their personnel (who shall be instructed to give information and explanations promptly), premises, books and records, calculations and working papers as the Investor and its representatives (including any accountants engaged by the Investor) may reasonably request in connection with their review of the Draft Completion Accounts and the finalisation of the Completion Accounts in accordance with this Schedule 5.

4.2

The Seller’s obligations to provide (or procure the provision of) information and access under this paragraph 4 shall start upon delivery of the Draft Completion Accounts by the Seller to the Investor and shall continue until such time as the Completion Accounts have been finalised pursuant to this Schedule 5.

5	Finalisation of the Completion Accounts and Dispute Mechanism

5.1

If the Investor does not within 60 days of presentation to it of the Draft Completion Accounts give notice to the Seller that it disagrees with the Draft Completion Accounts or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Investor’s opinion, should be made to the Draft Completion Accounts (the “Disagreement Notice”), the Draft Completion Accounts shall be final and binding on the parties for all purposes.

5.2

If the Investor gives a valid Disagreement Notice within such 60 days under paragraph 5.1 above, the Investor and the Seller shall attempt in good faith to reach agreement in respect of the Draft Completion Accounts and, if and to the extent they are unable to do so within

21 Business Days of such notification, the Investor or the Seller may by notice to the other require that the relevant items of the Draft Completion Accounts in respect of which there remains a disagreement between the Investor and the Seller (the “Disputed Items”) be referred to the Reporting Accountants.

5.3

The Reporting Accountants shall be engaged jointly by the Investor and the Seller on the terms set out in this paragraph 5 and otherwise on such terms as shall be agreed, provided that neither the Investor nor the Seller shall unreasonably (having regard, inter alia, to the provisions of this paragraph 5) refuse their agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 15 Business Days of their identity having been determined (or such longer period as the Investor and the Seller may agree) then, unless a party is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

5.4	Except to the extent that the Investor and the Seller agree otherwise, the Reporting Accountants shall determine their own procedure, but:

5.4.1	apart from procedural matters and as otherwise set out in this Agreement, shall determine only:

(i)	whether any of the arguments for an alteration to the Disputed Items in the Draft Completion Accounts put forward in the Disagreement Notice is correct in whole or in part; and

(ii)	if so, what alterations should be made to the Disputed Items in the Draft Completion Accounts in order to correct the relevant inaccuracy in it;

5.4.2	shall apply the accounting principles, policies, procedures, practices and estimation techniques set out in paragraph 2 of Part 1 of this Schedule 5;

5.4.3	shall make their determination pursuant to paragraph 5.4.1 above as soon as is reasonably practicable;

5.4.4	the procedure of the Reporting Accountants shall:

(i)	give the Investor and the Seller a reasonable opportunity to make written representations to them; and

(ii)	require that each of the Investor and the Seller supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants; and

5.4.5	for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

5.5	The determination of the Reporting Accountants pursuant to paragraph 5.4.1 shall be made available to the Investor and the Seller in writing.

5.6

The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Investor and the Seller save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, their determination shall be deemed to be incorporated into the Draft Completion Accounts.

5.7

The expenses (including irrecoverable VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under paragraph 5.4.1 or, failing such direction, shall be borne equally between the Seller and the Investor.

5.8

The Investor and Seller shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, the Investor shall keep up-to-date and, subject to reasonable notice, make available during normal office hours to the Reporting Accountants all books and records relating to the GasD Group as the Reporting Accountants may reasonably request during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

5.9

Nothing in this Schedule 5 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege or litigation privilege, provided that neither the Investor nor the Seller shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

5.10

Each of the Investor and the Seller and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this paragraph 5 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Completion Accounts, the proceedings of the Reporting Accountants or another matter arising out of this Agreement.

Schedule 5

Part 2

Form of Completion Accounts

(Clause 7)

Schedule 5 Part 2 (i)

Form of Completion Accounts

Term	Estimated	Actual	Reference
GasD Opco Base Price	X	X	Fixed amount
Estimated Cash Balances	a		Clause 6.3.1
Initial GasD Subsidiaries’ Cash Balances		A	See definition
Estimated Intra-Group Financing Receivables	b		Clause 6.3.2
Intra-Group Financing Receivables		B	See definition
Estimated Intra-Group Financing Payables	c		Clause 6.3.3
Intra-Group Financing Payables		C	See definition
Initial GasD Subsidiaries’ Promissory Notes Amount	D	D	See definition
Estimated Third Party Indebtedness	e		Clause 6.3.4
Third Party Indebtedness		E	See definition
Estimated Working Capital	f		Clause 6.3.5
Working Capital		F	See definition
Base Working Capital	Y	Y	Fixed amount
Estimated Capex/ Repex	g		Clause 6.3.6
Capex/ Repex		G	See definition
Forecast Capex/ Repex	H	H	See definition
Capex/ Repex Adjustment		= G - H
Estimated Capex/ Repex Adjustment	= g - H		Clause 3.1.4 (iv)
Working Capital Adjustment		= F - Y	Clause 3.1.4 (iii)
Estimated Working Capital Adjustment	= f - Y		Clause 6.2.1
GasD OpCo Cash Amount	= X + a + b + c + D + e + f + g - Y - H	= X + A + B + C + D + E + F + G - Y - H	Clause 3.1.4
GasD OpCo Adjustment		= (A-a) + (B-b) + (C-c) + (E-e) + (F-f) + (G-g)	Clause 7.3.2

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

[***]

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

[***]

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

[***]

Schedule 6

Seller’s Warranties

(Clause 9.1)

1	Initial GasD Subsidiaries

1.1	As at the date of this Agreement:

1.1.1

the Seller is the sole legal and beneficial owner of the GasD OpCo Shares and the GasD PropCo Shares and has the right to exercise all voting and other rights over the GasD OpCo Shares and the GasD PropCo Shares; and

1.1.2	GasD OpCo is the sole legal and beneficial owner of the shares in GasD FinCo and has the right to exercise all voting and other rights over such shares.

1.2

The GasD OpCo Shares, the GasD PropCo Shares and the shares in GasD FinCo comprise the whole of the issued and allotted share capital of GasD OpCo, GasD PropCo and GasD FinCo respectively, have been properly and validly issued and allotted, are fully paid or credited as fully paid and free from all Encumbrances.

1.3

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or loan capital or any other security giving rise to a right over the GasD OpCo Shares, GasD PropCo Shares or the capital of GasD FinCo under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

2	Insolvency etc.

2.1	None of the Initial GasD Subsidiaries is insolvent or unable to pay its debts as they fall due.

2.2	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning the Initial GasD Subsidiaries.

2.3	No steps have been taken to enforce any security over any of the share capital of the Initial GasD Subsidiaries.

3	Incorporation

Each of the Seller and the Initial GasD Subsidiaries is validly existing and is a company duly incorporated under the laws of England and Wales.

4	Authority to enter into Agreement

4.1	The Seller has the legal right and full power and authority to enter into and perform this Agreement and the Shareholders’ Agreement.

4.2	The documents referred to in paragraph 4.1 will, when executed, constitute valid and binding obligations on the Seller in accordance with their respective terms.

5	Authorisation

The Seller has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and perform this Agreement and the Shareholders’ Agreement.

Schedule 7

Warranties given by the Investor

(Clause 9.2)

1	Authority and Capacity

1.1	Incorporation

The Investor is validly existing and is a company duly incorporated under the laws of England and Wales.

1.2	Authority to enter into Agreement

1.2.1	The Investor has the legal right and full power and authority to enter into and perform this Agreement and the Shareholders’ Agreement.

1.2.2	The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Investor in accordance with their respective terms.

1.3	Authorisation

The Investor has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and perform this Agreement and the Shareholders’ Agreement.

2	Financing

At the relevant time for payment, the Investor will be able to make the Investor Loan and to pay the Investor Subscription Amount from its existing banking facilities and available cash.

3	Insolvency etc.

3.1	The Investor is not insolvent or unable to pay its debts as they fall due.

3.2

There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any member of the Investor’s Group which may adversely affect the ability of the Investor to comply with this Agreement and the Shareholders’ Agreement and no events have occurred which, under applicable laws, would justify such proceedings.

3.3

So far as the Investor is aware, no steps have been taken to enforce any security over any assets of any member of the Investor’s Group which may adversely affect the ability of the Investor to comply with this Agreement and the Shareholders’ Agreement and no event has occurred to give the right to enforce such security.

Schedule 8

Warranties given by the New GasD Subsidiaries

(Clause 9.3)

1	Authority and Capacity

1.1	Incorporation

The New GasD Subsidiary is validly existing and is a company duly incorporated under the laws of England and Wales.

1.2	Authority to enter into Agreement

1.2.1	The New GasD Subsidiary has the legal right and full power and authority to enter into and perform this Agreement and the Shareholders’ Agreement.

1.2.2	The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the New GasD Subsidiary in accordance with their respective terms.

1.3	Authorisation

The New GasD Subsidiary has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and perform this Agreement and the Shareholders’ Agreement.

2	Insolvency etc.

2.1	The New GasD Subsidiary is not insolvent or unable to pay its debts as they fall due.

2.2

There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning the New GasD Subsidiary which may adversely affect the ability of the New GasD Subsidiary to comply with this Agreement and the Shareholders’ Agreement and no events have occurred which, under applicable laws, would justify such proceedings.

2.3

So far as the New GasD Subsidiary is aware, no steps have been taken to enforce any security over any assets of the New GasD Subsidiary which may adversely affect the ability of the New GasD Subsidiary to comply with this Agreement and the Shareholders’ Agreement and no event has occurred to give the right to enforce such security.

Schedule 9

Limits and Claims

Part A – Seller’s Warranties

1	Limitation of Liability

1.1	Time limitation for breach of the Seller’s Warranties

The Seller shall not be liable for a breach of any of the Seller’s Warranties unless the Investor has notified the Seller of the claim specifying the matters set out in paragraph 2.1 within 12 months following the Closing Date.

1.2	Maximum liability

The aggregate liability of the Seller for breach of any of the Seller’s Warranties shall not exceed the Investor Equity Amount.

1.3	No double recovery and no double counting

No party may recover for breach of or under this Agreement or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any Relief) (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise.

1.4	Mitigation of Losses

The Investor, GasD HoldCo and GasD MidCo shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any claim for breach of the Seller’s Warranties.

1.5	Fraud

None of the limitations contained in this paragraph 1 shall apply to any claim for breach of the Seller’s Warranties to the extent it arises or is increased as a result of fraud by the Seller.

2	Claims

2.1	Notification of potential Claims

If the Investor, GasD HoldCo or GasD MidCo become aware of any fact, matter or circumstance that may give rise to a claim for breach of any of the Seller’s Warranties then the Investor shall as soon as reasonably practicable give a notice in writing to the Seller setting out such information as is available to the Investor concerning the potential claim.

2.2	Notification of Claims

Notice of any claim arising from a breach of any of the Seller’s Warranties shall be given by the Investor to the Seller within the time limit specified in paragraph 1.1.

2.3	Commencement of Proceedings

Any claim notified pursuant to paragraph 2.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the notice is given pursuant to paragraph 2.2, unless at the relevant time legal proceedings in respect of the claim have been commenced by being both issued and served.

Part B – Claims and Tax Claims Only

For the avoidance of doubt, this Part B of Schedule 9 does not apply to claims for breach of any of the Seller’s Warranties.

1	Limitation of Liability

1.1	Time limitation for Claims and Tax Claims

The Seller shall not be liable for any Claim or Tax Claim unless a notice of the Claim or Tax Claim is given by the Investor to the Seller:

1.1.1	in the case of any Tax Claim, within six years and three months of the end of the accounting period of the Initial GasD Subsidiaries current at the Closing Date; and

1.1.2	in the case of any other Claim within 24 months following the Closing Date.

1.2	Minimum Claims and Tax Claims

1.2.1

The Seller shall not be liable for any individual Claim or Tax Claim (or a series of Claims or Tax Claims arising from substantially identical facts or circumstances) where the liability agreed or determined for any such Claim or Tax Claim or series of Claims or Tax Claims does not exceed £20 million.

1.2.2

Where the liability agreed or determined in respect of any Claim or Tax Claim or series of Claims or Tax Claims (as the case may be) exceeds the amount referred to in paragraph 1.2.1, the Seller shall be liable for the full amount of all such Claims or Tax Claims and not just the excess.

1.2.3	This paragraph 1.2 shall not apply to any Tax Claim: (i) in respect of SDLT, SDRT or stamp duty; or (ii) under paragraph 7.5 (relating to TWDV) of Schedule 11.

1.3	Aggregate minimum Claims

1.3.1

The Seller shall not be liable for any Claim unless the aggregate amount of all Claims for which the Seller would otherwise be liable exceeds an amount equal to 2 per cent. of the Investor Equity Amount.

1.3.2

Where the liability agreed or determined in respect of all Claims referred to in paragraph 1.3.1 exceeds the amount referred to in paragraph 1.3.1, the Seller shall be liable for the full amount of all such Claims and not just the excess.

1.4	Maximum liability

The aggregate liability of the Seller for all Claims and Tax Claims shall not exceed an amount equal to 10 per cent. of the Investor Equity Amount.

1.5	Contingent liabilities

The Seller shall not be liable for any Claim or Tax Claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

1.6	Losses

The Seller shall not be liable for any Claim or Tax Claim in respect of any loss of profit, loss of goodwill or any indirect or consequential losses.

1.7	Provisions

The Seller shall not be liable for any Claim or Tax Claim if and to the extent that proper allowance, provision or reserve is made in the Completion Accounts for the matter giving rise to the Claim or Tax Claim or such matter was otherwise taken into account as a liability in the preparation of the Completion Accounts.

1.8	Matters arising subsequent to this Agreement

The Seller shall not be liable for any Claim to the extent that the Losses occasioned by the Claim have arisen as a result of:

1.8.1	Agreed matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or otherwise at the request in writing or with the approval in writing of the Investor;

1.8.2	Acts of the Investor

any act, omission or transaction of the Investor or any member of the Investor’s Group or any of the GasD Group Companies, or their respective directors, officers, employees or agents or successors in title, after Closing:

(i)	outside the ordinary course of business; or

(ii)

otherwise than in order to comply with law, pursuant to a legally binding commitment to which the GasD Group is subject on or before Closing or in accordance with or approved under the Shareholders’ Agreement;

1.8.3	Changes in legislation, regulation or practice

(i)

the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body, including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement;

(ii)	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation; or

(iii)	any change after the date of this Agreement of any generally accepted accounting principles, procedure or practice; or

1.8.4	Accounting and Taxation policies

any change in accounting or Taxation policy, bases or practice of the Investor, the Investor’s Group or the GasD Group Companies introduced or having effect after the date of this Agreement.

1.9	Insurance

Without prejudice to Clause 12, the Seller shall not be liable for any Claim or Tax Claim to the extent that the Losses in respect of which the Claim or Tax Claim is made: (i) are covered by a policy of insurance; or (ii) would have been covered if the policies of insurance for the benefit of the GasD Group Companies in force at the date of Closing had been maintained after Closing on no less favourable terms.

1.10	Investor’s, GasD MidCo’s and GasD HoldCo’s right to recover

1.10.1	Recovery for Actual Liabilities

The Seller shall not be liable to pay an amount in discharge of any Claim or Tax Claim unless and until the liability for which the Claim or Tax Claim is made has become due and payable.

1.10.2 Prior to recovery from the Seller etc.

If, before the Seller pays an amount in discharge of any Claim or Tax Claim, the Investor, any member of the Investor’s Group or any GasD Group Company recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Investor, any member of the Investor’s Group or any GasD Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim or Tax Claim, the Investor, GasD MidCo and GasD HoldCo shall procure that, before steps are taken to enforce a Claim or Tax Claim against the Seller following notification under paragraph 2.2 or under any other Transaction Document, all reasonable steps are taken to enforce the recovery against the third party and any actual recovery (less any Taxation suffered thereon and any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such Claim or Tax Claim to the extent of such recovery.

1.10.3 Following Recovery from the Seller etc.

(i)

If the Seller has paid an amount in discharge of any Claim or Tax Claim and subsequently the Investor, any member of the Investor’s Group or any GasD Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Investor, any member of the Investor’s Group or any GasD Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim or Tax Claim, the Investor, GasD HoldCo and GasD MidCo shall procure that all steps are taken as the Seller may reasonably require to enforce such recovery and shall procure that GasD MidCo shall, pay to the Seller as soon as practicable after receipt an amount equal to: (i) any sum recovered from the third party less any Taxation suffered thereon and less any costs and expenses incurred in obtaining such recovery; or, if less, (ii) the amount previously paid by the Seller to the Investor, GasD HoldCo or GasD MidCo (as appropriate); and

(ii)

Any payment made by GasD MidCo to the Seller under this paragraph 1.10.3 shall, to the extent possible, be made by way of further adjustment of the GasD OpCo Cash Amount and the provisions of Clause 3.3 shall apply mutatis mutandis.

1.11	No double recovery and no double counting

No party may recover for breach of or under this Agreement or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any Relief) (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise.

1.12	Mitigation of Losses

The Investor, GasD HoldCo and GasD MidCo shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any claim for breach of or under this Agreement.

1.13	Fraud

None of the limitations contained in this Part B shall apply to any claim for breach of or under this Agreement to the extent it arises or is increased as a result of fraud by the Seller.

2	Claims

2.1	Notification of potential Claims

If the Investor, GasD HoldCo or GasD MidCo become aware of any fact, matter or circumstance that may give rise to a Claim or a Cornerstone Claim then the Investor shall as soon as reasonably practicable give a notice in writing to the Seller setting out such information as is available to the Investor concerning the potential Claim or Cornerstone Claim.

2.2	Notification of Claims

Notice of any Claim shall be given by the Investor to the Seller within the time limits specified in paragraph 1.1 of this Part B.

2.3	Commencement of proceedings

Any Claim notified pursuant to paragraph 2.1 or 2.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after:

2.3.1	the notice is given pursuant to paragraph 2.1 or 2.2 (as the case may be); or

2.3.2	where paragraph 1.5 applies, a contingent liability becomes an actual liability,

unless at the relevant time legal proceedings in respect of the Claim have been commenced by being both issued and served.

2.4	Investigation by the Seller

In connection with any matter or circumstance that may give rise to a Claim:

2.4.1

the Investor, GasD HoldCo and GasD MidCo on the one hand and the Seller on the other hand shall allow, and shall procure that the relevant GasD Group Company allows, the other party and its financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to the Claim and whether and to what extent any amount is payable in respect of such Claim; and

2.4.2

the Investor, GasD HoldCo and GasD MidCo on the one hand shall disclose to the Seller on the other hand all material of which the Investor, GasD HoldCo and GasD MidCo are aware which relates to the Claim and shall procure that any other GasD Group Companies shall give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its financial, accounting or legal advisers may reasonably request subject to the Seller agreeing in such form as the Investor, GasD HoldCo or GasD MidCo (as appropriate) may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the Claim in question.

Schedule 10

Committee

1	Committee

1.1	Within 10 Business Days of the date of this Agreement, the Seller and the Investor shall jointly establish and maintain a committee (the “Committee”) until Closing.

1.2

The Committee shall provide, between the date of this Agreement and Closing, a forum to discuss (to the extent helpful but subject always to, and in accordance with, the relevant provisions of this Agreement):

1.2.1	the progress of, and any updates relating to, the satisfaction of the condition in Clause 4;

1.2.2	matters arising pursuant to this Agreement, including in relation to the pre-closing conduct of business provisions set out in Clause 5;

1.2.3	the preparation of the Initial Budget;

1.2.4	the agreement and implementation of the Business Policies; and

1.2.5	any operational decisions and escalation.

1.3	Unless otherwise agreed between the Seller and the Investor in writing:

1.3.1	the Committee shall comprise an even number of representatives between six and eight;

1.3.2	the Seller shall be entitled to appoint 50 per cent. of the representatives and the Investor shall be entitled to appoint the remaining 50 per cent. of the representatives;

1.3.3	upon written notice to the other at any time prior to a relevant meeting:

(i)	each of the Seller and the Investor shall have the right to remove and replace any of its representatives with such other person as such person may, in its absolute discretion, determine;

(ii)	each representative may appoint an alternate to attend a meeting in their place and to exercise any or all of the person’s rights; and

(iii)	each of the Seller and the Investor may invite other personnel to attend meetings in an advisory or observer capacity if relevant to the matters being dealt with by the Committee;

1.3.4	members may attend meetings in person or by telephone;

1.3.5	the quorum for any meeting of the Committee shall be at least one representative (or alternate) of each of the Seller and the Investor;

1.3.6

each of the Seller and the Investor may appoint one of its representatives to chair any meeting, with the parties’ appointees alternating in the chair (but such chair shall not have a casting vote); and

1.3.7	the Committee shall have no authority to amend any Transaction Document.

1.4	Meetings of the Committee shall be held:

1.4.1	at least once a week during the period between the date of this Agreement and Closing; or

1.4.2

at any other time at the request of either the Seller or the Investor, provided that such request is submitted to the other person (and its members of the Committee) on at least four days’ notice (or such shorter period of notice subsequently ratified by the Committee).

1.5

The Seller and the Investor agree to provide the Committee with such information as the Committee may reasonably request in relation to the Committee’s activities as outlined in paragraph 1.2 above, but such information shall in any event not include information if the provision of that information would not be permitted under Laws, regulation or any requirement or request of a Competent Authority or information that is commercially sensitive (as determined by the Seller or the Investor, as the case may be (acting reasonably)).

1.6	Except as set out otherwise in this Agreement, the Committee shall determine how it shall conduct its proceedings to review, discuss and consider the matters set out in paragraph 1.2 above.

Schedule 11

Tax Covenant

(Clause 10)

1	Interpretation

1.1	In this Schedule 11 the following expressions bear the following meanings:

“Corresponding Benefit” means any Relief obtained by an Initial GasD Subsidiary as a result of any corresponding adjustments in relation to the increased profits (or reduced losses) suffered by a member of the NGHO Group in circumstances where the profits in respect of a Transaction in which that member of the NGHO Group and the Initial GasD Subsidiary are involved are increased for Taxation purposes (or the losses are reduced) such that the member of the NGHO Group realises profits which are greater (or losses which are lower) for Taxation purposes than it would otherwise have had the profits or losses been calculated by reference to the actual economic terms of the Transaction;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Debt Novation Relief” means any Relief available to an Initial GasD Subsidiary in connection with any Indebtedness novated to it by a member of the NGHO Group and arising as a result of any Initial GasD Subsidiary ceasing to be a member of a group or consortium or other association for Taxation purposes with the Seller as a result of the transactions contemplated by this Agreement;

“Degrouping Election” means an election under Section 792 CTA 2009 to reallocate a chargeable realisation gain from an Initial GasD Subsidiary to NGG or a member of the NGHO Group;

“Degrouping Taxation” means any Taxation arising as a result of any Initial GasD Subsidiary ceasing to be a member of a group or consortium or other association for Taxation purposes with the Seller as a result of the transactions contemplated by this Agreement, but excluding any Taxation arising after Closing on any loan relationship credits resulting from a change in the tax-adjusted carrying value of a loan relationship of any Initial GasD Subsidiary that was novated to such Initial GasD Subsidiary prior to Closing by a member of the NGHO Group;

“Employee Share Acquisition Relief” means a Relief arising (i) as a result of the exercise after Closing of an employee share option granted before Closing, or (ii) after Closing in respect of any other share incentive or other incentive plan granted before Closing;

“HMRC Clearances” means the clearance applications included in the Ansarada Data Room as documents 03.01.01.01, 03.01.01.03, 03.01.01.05, 03.01.01.07 and 03.01.01.09;

“NGHO Group” means the Seller and any person from time to time controlled by the Seller, under common control with the Seller or which controls the Seller (defining “control”, “controls” and “controlled” in accordance with Section 450 CTA 2010), other than the Initial GasD Subsidiaries;

“Pensions Relief” means any Relief which arises after Closing to an Initial GasD Subsidiary as a result of any contribution made by such Initial GasD Subsidiary to a pension fund on or before Closing;

“Purchaser” means GasD MidCo;

“Purchaser’s Group” means the Purchaser and any person from time to time controlled by the Purchaser, under common control with the Purchaser or which controls the Purchaser (defining “control”, “controls”, and “controlled” in accordance with Section 450 CTA 2010), other than the Initial GasD Subsidiaries;

“Purchaser’s Relief” means:

(i)	any Relief to the extent that it arises to an Initial GasD Subsidiary:

(a)	in respect of a Tax Period beginning after Closing; or

(b)	in respect of a Straddle Period but only to the extent that it arises after Closing; or

(c)	in respect of a Transaction (including for the avoidance of doubt any Relevant Change of Law) occurring or deemed to have occurred after Closing; or

(ii)	any Relief attributable to any member of the Purchaser’s Group,

but does not include:

(a)	a Corresponding Benefit; or

(b)	a Debt Novation Relief, a Pensions Relief or an Employee Share Acquisition Relief;

“Relevant Change of Law” means any change in the law (including subordinate legislation) or in financial reporting or accounting standards or practice coming into force after the date of this Agreement;

“Relevant Proportion” means the proportion equal to the proportion of Xoserve Limited’s ordinary share capital owned in aggregate by the members of the GasD Group at the time the relevant Seller’s Relief is utilised;

“Relief” includes any right to repayment of Taxation from a Tax Authority and any relief, loss, allowance, set-off or credit in respect of Taxation and any deduction in computing or against profits for Taxation purposes;

“Seller VAT Group” means the VAT group of which National Grid Electricity Transmission plc is the representative member;

“Seller’s Relief” has the meaning given by paragraph 6.1;

“Straddle Period” means any period relevant for Taxation purposes of each Initial GasD Subsidiary commencing on or before Closing but ending after Closing;

“Tax Documents” has the meaning given by paragraph 7.1;

“Tax Effect” has the meaning given by paragraph 4.2;

“Tax Period” means, in respect of each Initial GasD Subsidiary, any period in respect of which Taxation is assessed or charged on that Initial GasD Subsidiary;

“Transaction” includes any transaction, circumstance, state of affairs, act, event, arrangement, provision or omission of whatever nature;

“VAT” means within the European Union such Taxation as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and outside the European Union any similar Taxation levied by reference to added value or sales; and

“VATA 1994” means the Value Added Tax Act 1994.

1.2	References to “Taxation” or “Tax” comprise:

1.2.1

all forms of taxation (other than any accounting provision for deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including social security contributions and other payroll taxes), in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Tax Authority on account of Tax (but not, for the avoidance of doubt, payments to a court or tribunal on account of Tax), in each case whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and whether chargeable directly or primarily against or attributable directly or primarily to an Initial GasD Subsidiary or any other person;

1.2.2

all penalties and interest relating to any matter within paragraph 1.2.1 above, and all penalties and interest relating to any Tax Document submitted to the relevant Tax Authority prior to Closing; and

1.2.3

the setting off against any Taxation liability, or against profits giving rise to a Taxation liability, in each case in respect of which a valid claim could have been made against the Seller under this Schedule, of a Purchaser’s Relief, or the reduction of such profits as a result of a Purchaser’s Relief, and the amount of the Taxation shall in such cases be deemed to be the amount of Taxation for which a valid claim could have been made under this Schedule but for such setting off or reduction, provided that references to Taxation shall include (i) stamp duty land tax (and interest and penalties in respect of stamp duty land tax) but shall not extend to United Kingdom stamp duty or penalties or interest in respect of such stamp duty and (ii) in paragraph 2.2 only, any amount in respect of interest and/or penalty in respect of value added tax for which GasD OpCo is liable under paragraph 2.1.2 of Schedule 15 of the Hive Out Agreement;

1.3

references to “profits” include income, profits or gains (including chargeable or capital gains) of any description or from any source and references to profits earned, accrued, received or otherwise recognised include profits deemed to have been or treated as earned, accrued, received or otherwise recognised for Taxation purposes;

1.4

references to the “Purchaser” shall, where the benefit of this Schedule has been assigned or novated under Clause 14.3, mean the person or persons for the time being entitled to the benefit of this Schedule provided that the liability of the Seller to the Purchaser under this Schedule shall be no greater than such liability would have been but for the assignment or novation and in particular the exclusions set out in paragraph 4 will apply with reference to the assigning or novating party as well as the assignee or novatee;

1.5

for the avoidance of doubt, references in this Schedule to a payment, liability, sum due or claim under paragraph 3 include a payment, liability, sum due or claim in respect of a breach of paragraph 3;

1.6

in the case of any conflict between the provisions of this Schedule and any other provision of this Agreement, this Schedule shall prevail. In the case of any conflict between the provisions of this Schedule and the Shareholders’ Agreement, this Schedule shall prevail;

1.7

if there is a dispute between the parties about the time at which a Relief arose (in order to determine whether the Relief arises after Closing or arises in respect of a Transaction occurring or deemed to have occurred after Closing) then the parties agree that, for the purposes of resolving such dispute only, Closing shall be deemed to be the end of a Tax Period, and the matter shall be determined by applying the accounting policies and practices adopted by the Initial GasD Subsidiary that would apply were that to be the case.

2	Primary Liabilities

2.1

Subject to any other provisions of this Schedule, the Seller agrees to pay to the Purchaser on the due date for payment an amount equal to any Degrouping Taxation payable or suffered by an Initial GasD Subsidiary.

2.2

Subject to any other provisions of this Schedule, the Seller warrants to the Purchaser that (a) the Hive Out and the transfer of properties relating to the GasD Business to GasD PropCo and all other steps relating to the establishment of the GasD Group and the transfer of the GasD Business to the GasD Group was carried out in all material respects in accordance with the Hive Out Agreement, this Agreement and the information supplied to HMRC in connection with the HMRC Clearances, and (b) save as otherwise agreed between the Seller and the Investor, the only Indebtedness novated to the Initial GasD Subsidiaries by a member of the NGHO Group on or before Closing was the novation of European Investment Bank loans with a principal amount of £360 million (the “EIB Debt”) from NGG to GasD OpCo and the novation of £300 million (aggregate original face value) of RPI linked listed instruments (the “RPI Linked Debt”) from NGG to GasD FinCo and (save as otherwise agreed between the Seller and the Investor) no changes have been made to the terms of the Indebtedness so novated since the relevant novation other than the changes to the EIB Debt when the Existing EIB Facility Agreement is amended and restated in accordance with the terms of the EIB Novation and Consent Deed (see paragraph 4 of Schedule 3 to this Agreement) and the Seller agrees to pay to the Purchaser on the due date for payment an amount equal to any Taxation payable or suffered by an Initial GasD Subsidiary or GasD PropCo in consequence of a breach of either of these warranties.

2.3

Subject to any other provisions of this Schedule, the Seller agrees to pay to the Purchaser on the due date for payment the costs and expenses (including the costs and expenses of taking any action under this Schedule) reasonably and properly incurred by the Purchaser and the Initial GasD Subsidiaries in connection with or in consequence of any matter for which a successful claim is made by the Purchaser under this Schedule.

2.4

Any payments made under paragraphs 2.1, 2.3, 2.3 or 3 shall, so far as permitted by law, be treated as an adjustment to the consideration paid by the Purchaser for the GasD OpCo Shares or the GasD PropCo Shares (as applicable).

2.5

All payments made under this Schedule shall be made gross, free of any right of counterclaim or set off and without deduction or withholding of any kind other than any deduction or withholding required by law.

2.6	If the Seller makes a deduction or withholding required by law from a payment under paragraph 2 or 3 of this Schedule, the sum due from the Seller shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the Purchaser receives a sum equal to the sum it would have received had no deduction or withholding been made.

2.7

If a payment under paragraph 2 or 3 of this Schedule will be or has been subject to Tax, the Seller shall (to the extent that the amount of the payment has not already been increased to take account of the Taxation that will or would be charged on receipt) pay to the Purchaser the amount (after taking into account Tax payable in respect of the amount) that will ensure that the Purchaser receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

3	UK Stamp Duty

The Seller warrants to the Purchaser that, as at Closing, all documents forming part of the title to any asset of an Initial GasD Subsidiary or which an Initial GasD Subsidiary may wish to enforce or produce in evidence are duly stamped and have where appropriate been adjudicated. If this warranty is untrue with respect to any document and in the reasonable opinion of the Purchaser it is necessary to procure stamping of such document, then the Seller shall promptly procure the stamping of such document without cost to the Purchaser or any Initial GasD Subsidiary (including as regards interest or penalties).

4	Exclusions

4.1	The Seller shall not be liable under paragraph 2 or paragraph 3 above:

4.1.1

to the extent that the Tax Effect would not have arisen but for an act carried out by the Seller or an Initial GasD Subsidiary outside the ordinary course of their respective normal businesses prior to Closing at the written request of GasD MidCo or the Investor, provided that none of the steps contemplated in, or the actions required to be performed under, this Agreement or the Hive Out Agreement shall be treated for this purpose as made at the written request of GasD Midco or the Investor; or

4.1.2

in respect of any Tax Effect to the extent that such Tax Effect would not have arisen but for a voluntary Transaction carried out after Closing outside the ordinary course of business by a member of the Purchaser’s Group or an Initial GasD Subsidiary and which has been carried out otherwise than pursuant to a legally binding obligation (whether or not conditional) entered into by any Initial GasD Subsidiary on or before Closing. For the avoidance of doubt, a Transaction carried out at the written request of the Seller, or otherwise which the member of the Purchaser’s Group or Initial GasD Subsidiary was required to carry out under this Agreement or the Shareholders’ Agreement, shall not be a voluntary Transaction for these purposes. Also for the avoidance of doubt, the execution, becoming unconditional or completion of this Agreement shall not be a voluntary Transaction for these purposes; or

4.1.3

in respect of any Tax Effect to the extent that such Tax Effect arises as a consequence of any change (including, for the avoidance of doubt, any change with retrospective effect) after Closing in any accounting policy or practice adopted by an Initial GasD Subsidiary, except where such change was necessary in order to comply with any applicable legal, regulatory, financial reporting, accounting or other requirement in force or announced before Closing by the relevant authority; or

4.1.4	in respect of any Tax Effect to the extent that such Tax Effect arises as a result of a failure by the Purchaser to comply with any of its obligations under this Agreement; or

4.1.5

in respect of any interest and penalties to the extent that such interest and penalties are attributable to unreasonable delay by the Purchaser, any member of the Purchaser’s Group or, after Closing, any Initial GasD Subsidiary; or

4.1.6	in respect of any Tax Effect to the extent that such Tax Effect arises as a consequence of a Relevant Change of Law; or

4.1.7	to the extent that the Taxation has been borne by a person other than an Initial GasD Subsidiary or a member of the Purchaser’s Group; or

4.1.8	to the extent that any Relief, other than a right to repayment of Taxation, which:

(i)	was not taken into account in, or in computing a provision for Taxation in, the Completion Accounts; and

(ii)	is not a Purchaser’s Relief,

is available (or would have been available but for a voluntary Transaction carried out by a member of the Purchaser’s Group (at any time) or an Initial GasD Subsidiary (after Closing)) or is (or would, but for that voluntary Transaction, have been) made available for no consideration by a member of the NGHO Group and can (or could, but for that voluntary Transaction) actually be used to relieve or mitigate the Tax Effect giving rise to the claim. For the avoidance of doubt, the execution, becoming unconditional or completion of the Agreement shall not be a voluntary Transaction for these purposes.

4.2	“Tax Effect” means:

(i)	Taxation payable or suffered; and

(ii)	costs and expenses within paragraph 2.3.

5	Due Date for Payment

5.1

The due date for payment under paragraph 2 shall be the date falling five Business Days after service by the Purchaser of a notice containing a written demand (which shall set out reasonable particulars of the liability) in respect of the matter for which the Seller is liable, or, where later and if applicable:

5.1.1	where a liability of the Seller under paragraph 2 arises from a liability of the Purchaser or an Initial GasD Subsidiary to make a payment of Taxation which has not at the date of the notice under paragraph 9.1 become due and payable to the relevant Tax Authority, the date falling five Business Days before the latest date (taking into account the conduct of the matter giving rise to the claim) by which that Taxation is due and payable to the relevant Tax Authority, provided that:

(i)

if in the course of an appeal the date on which the Taxation is due and payable is postponed following an application to the relevant Tax Authority, court or tribunal, the due date for payment by the Seller shall be five Business Days before such later date when the amount of Taxation becomes due and payable; and

(ii)

the Seller may at its option pay the whole or part of the amount due to the Purchaser on an earlier date or dates and the Purchaser shall procure that such amount (or the appropriate part of it) is promptly paid to the relevant Tax Authority; and

5.1.2	in the case of the setting off of a Purchaser’s Relief, the date on which the relevant Taxation liability would have been payable but for the setting off of the relevant Relief.

5.2

Any payment due to be made under this Schedule shall carry interest from the due date for payment or, if the claim under this Schedule arises from a payment of Taxation which has become due and payable to the relevant Tax Authority, and has been made before the date of the notice under paragraph 9.1, the date such payment was made, until actual payment at the rate set out in Clause 14.9 provided that interest shall not accrue for any period in respect of which interest due to the relevant Tax Authority is included in the payment due to be made under this Schedule (or would be but for the exclusion in paragraph 4.1.5) before the application of this paragraph 5.2.

6	Seller’s Reliefs

6.1

If the auditors for the time being of an Initial GasD Subsidiary or Xoserve Limited confirm in writing (at the request and expense of the Seller) to the Seller and the Purchaser that a Pensions Relief, an Employee Share Acquisition Relief or a Debt Novation Relief has been utilised (in the case of a Pensions Relief or an Employee Share Acquisition Relief, within six years and three months of the end of the accounting period of the Initial GasD Subsidiaries current at the Closing Date) by an Initial GasD Subsidiary, a member of the Purchaser’s Group or Xoserve Limited to reduce or eliminate Taxation for which the Seller is not liable under this Schedule (other than as a result of such Relief being set off against such Taxation liability or against profits giving rise to such Taxation liability) (such Relief being referred to as a “Seller’s Relief”) then, subject to Clause 6.3, (i) in the case of a Seller’s Relief utilised by an Initial GasD Subsidiary or a member of the Purchaser’s Group, the amount of Taxation saved by the Seller’s Relief, or (ii) in the case of a Seller’s Relief utilised by Xoserve Limited, the Relevant Proportion of the amount of Taxation saved by the Seller’s Relief, shall (A) be set off against any payment then due from the Seller under paragraph 2 or 3 of this Schedule or (B) (to the extent that it is not so set off) shall be paid by the Purchaser to the Seller within ten Business Days of the Seller’s Relief being utilised.

6.2

If any Initial GasD Subsidiary or member of the Purchaser’s Group discovers that a Seller’s Relief has been utilised (in the case of a Pensions Relief or an Employee Share Acquisition Relief within six years and three months of the end of the accounting period of the Initial GasD Subsidiaries current at the Closing Date), the Purchaser shall, or shall procure that the Initial GasD Subsidiary or member of the Purchaser’s Group concerned shall, as soon as reasonably practicable give full details to the Seller and the Purchaser shall, or shall procure that the Initial GasD Subsidiary or member of the Purchaser’s Group concerned shall, supply to the Seller such information as it may reasonably require to verify the amount of the Seller’s Relief.

6.3

No Seller’s Relief shall be taken into account under paragraph 6.1 to the extent the auditors confirm that the Relief has not given rise to a net financial benefit for an Initial GasD Subsidiary, Xoserve Limited or a member of the Purchaser’s Group and (without limitation to any other circumstance that may cause the auditors to conclude that no net

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

financial benefit has arisen) if and to the extent that the benefit of a reduction or elimination of Taxation is passed to, shared with or otherwise taken into account in reducing charges made to a customer of an Initial GasD Subsidiary, a member of the Purchaser’s Group or Xoserve Limited then no net financial benefit shall be treated as arising.

7	Tax Administration etc.

Administration

7.1

Subject to paragraphs 8 and 9 and subject to and in accordance with the provisions of paragraphs 7.2, 7.3 and 7.4, the parties acknowledge and agree that GasD HoldCo or its duly authorised agents shall:

7.1.1	prepare, submit and deal with (or procure the preparation and submission of and dealing with) all computations and returns relating to Taxation; and

7.1.2

prepare, submit and deal with (or procure the preparation and submission of and dealing with) all claims, elections, surrenders, disclaimers, statements, notices and consents for Taxation purposes; and

7.1.3	deal with all other matters which relate to Taxation including, without limitation, any correspondence, enquiry, dispute, audit, negotiation or settlement involving any Tax Authority,

(all documents referred to in paragraphs 7.1.1, 7.1.2 and 7.1.3 being “Tax Documents”) in respect of all Tax Periods of each Initial GasD Subsidiary and/or all Transactions of each Initial GasD Subsidiary, in each case in accordance with the Shareholders’ Agreement.

7.2

The parties agree that, to the extent that the liability to Taxation, liability under this Schedule, effectiveness of a Degrouping Election or right to payment, set-off or credit under this Schedule, in each case, of a member of the NGHO Group may be affected:

7.2.1	any matters relating to the Tax affairs of the Initial GasD Subsidiaries shall be “material matters”;

7.2.2	any Tax Documents shall be material Tax Documents; and

7.2.3	the Seller shall be a “Significant Shareholder”,

in each case, for the purposes of clause 6 of the Shareholders’ Agreement.

7.3

Notwithstanding clause 6.2.2(iv) of the Shareholders’ Agreement, GasD HoldCo shall procure that any reasonable written comments of the Seller are incorporated in relation to the matters and Tax Documents referred to in paragraphs 7.2.1 and 7.2.2 above to the extent that the liability to Taxation, liability under this Schedule, effectiveness of a Degrouping Election or right to payment, set-off or credit under this Schedule, in each case, of a member of the NGHO Group may be affected.

7.4

Subject to paragraph 7.5 below, the Investor and the New GasD Subsidiaries shall procure that GasD OpCo will prepare and submit its Tax returns on the basis that the aggregate tax written down value as at 31 March 2016 of any assets attracting capital allowances that transferred to the Purchaser on Hive Out Completion (the “TWDV”) is [***] with [***] comprised within the special rate pool and [***] comprised within the general pool.

7.5

It is acknowledged that the TWDV is based on the approach described in the clearance application from NG plc to HMRC dated 25 April 2016 and headed “Potential sale of a majority stake in National Grid’s UK gas distribution business – Application for non-

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

statutory business clearance – Capital Allowances”. If HMRC determines that the TWDV is greater or less than [***], the Investor and the New GasD Subsidiaries shall procure that GasD OpCo will prepare and submit or amend its Tax returns on the basis of the TWDV determined by HMRC (the “Revised TWDV”) and:

7.5.1

where the Revised TWDV is greater than [***], the Purchaser shall pay to the Seller an amount equal to the value of the Taxation that will be saved as a result of the Revised TWDV exceeding [***], taking into account the allocation of the Revised TWDV between the special rate pool and the general pool and the timing of utilisation of the additional Relief (on the assumption that reasonable endeavours will be taken to claim and maximise the availability of such Relief); and

7.5.2

where the Revised TWDV is less than [***], the Seller shall pay to the Purchaser an amount equal to the value of the additional Taxation that will be payable by the GasD Group which would not have been payable but for the Revised TWDV being less that [***], taking into account the allocation of the Revised TWDV between the special rate pool and the general pool and the timing of payment of the Taxation, save that no amount shall be payable pursuant to paragraph 7.5.1 to the extent that the amount by which the Revised TWDV exceeds [***] relates to expenditure of [***] incurred in the financial year ended 31 March 2016 on computer software (with an estimated net book value as at 31 March 2016 of [***]) in respect of which it is currently expected amortisation under part 8 CTA 2009 has been or will be claimed. In any calculation of amounts payable under this paragraph 7.5, the Vanilla Weighted Average Cost of Capital (as calculated under Ofgem’s most recent Annual Iteration Process at the time of the calculation) for the regulated group shall be used as the discount rate.

7.6

The Seller agrees to cancel, or procure the cancellation of, any existing authority held by any employee or agent of or adviser to the Seller to sign Tax Documents on behalf of any Initial GasD Subsidiary with effect from Closing.

Reasonable Assistance and Access

7.7

The Seller shall procure that GasD HoldCo and its duly authorised agents are (on reasonable notice in writing to the Seller) afforded such other reasonable assistance as may be reasonably required to enable GasD HoldCo to discharge its obligations or exercise its rights under this paragraph 7.

7.8

The Purchaser and GasD HoldCo shall procure that the Seller and its duly authorised agents are (on reasonable notice in writing to the Purchaser) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Initial GasD Subsidiaries and such other reasonable assistance as may be reasonably required to enable the Seller to discharge its obligations or exercise its rights under this paragraph 7 and to enable any member of the NGHO Group to comply with its own Tax obligations or facilitate the management or settlement of its own Tax affairs.

Miscellaneous

7.9

Neither the Purchaser nor any member of the Purchaser’s Group nor any Initial GasD Subsidiary shall be required by this paragraph 7 to take any action which it reasonably considers will require it (or any Initial GasD Subsidiary or any member of the Purchaser’s Group) to engage in fraudulent conduct, conduct involving dishonesty or the commission of, or participation in, any criminal offence or that would involve the taking of any action that is not in compliance with what might reasonably be regarded as proper standards of tax practice.

7.10	This paragraph 7 shall operate without prejudice to the provisions of paragraph 9.

8	Miscellaneous Tax Matters

Value Added Tax

8.1

Without prejudice to Clause 14.10, if for any prescribed accounting period for VAT purposes during which an Initial GasD Subsidiary is a member of the Seller VAT Group there is an excess of allowable input tax over output tax (as those terms are defined in Section 24 VATA 1994) in respect of supplies (including self supplies) made or deemed to have been made by or to or importations or acquisitions made by such Initial GasD Subsidiary up to and including the date on which that Initial GasD Subsidiary is excluded from the Seller VAT group, then to the extent such excess was treated as an asset in the Completion Accounts or such excess arises in respect of a period after Closing, the Seller shall, to the extent not previously paid, pay or procure the payment to the Initial GasD Subsidiary concerned of such excess no later than twenty Business Days after the last day of such accounting period.

8.2

Without prejudice to Clause 14.10, if for any prescribed accounting period for VAT purposes during which an Initial GasD Subsidiary is a member of the Seller VAT Group there is an excess of output tax over allowable input tax (as those terms are defined in Section 24 VATA 1994) in respect of supplies (including self supplies) made or deemed to have been made by or to or importations or acquisitions made by such Initial GasD Subsidiary up to and including the date on which that Initial GasD Subsidiary is excluded from the Seller VAT group, then to the extent provision or reserve was made in respect of such excess in the Completion Accounts or such excess arises in respect of a period after Closing, the Purchaser shall, to the extent not previously paid, pay or procure the payment by the Initial GasD Subsidiary concerned to the Seller or the representative member of the Seller VAT Group or as the Seller may direct, of such excess no later than twenty Business Days after the last day of such accounting period.

8.3

The deeming provisions of Section 43(1) VATA 1994 (other than Section 43(1)(a) VATA 1994) shall be disregarded in determining for the purposes of paragraphs 8.1 and 8.2 what supplies or acquisitions or importations have been made or are deemed to have been made by or to any person.

8.4

The parties to this Schedule undertake that they will on request promptly supply or procure that there is supplied to the other parties all information, particulars and access to and copies of records reasonably relevant to any liability of the parties under paragraphs 8.1 and 8.2.

Degrouping Election

8.5

The Purchaser shall procure that GasD OpCo enters into one or more Degrouping Elections with NGG and/or a member of the NGHO Group (as notified by the Seller to the Purchaser, and in the form(s) provided in writing to the Purchaser by the Seller, in each case at least ten Business Days prior to the expiry of the applicable statutory time limit) within the applicable statutory time limit in respect of all or part of any profit accruing to GasD OpCo as a result of GasD OpCo ceasing to be a member of the NGHO Group for the purposes of corporation tax as it applies in relation to intangible fixed assets.

9	Claims

9.1

If the Purchaser or any Initial GasD Subsidiary becomes aware after Closing of any matter which could give rise to a liability under paragraph 2 or 3 of this Schedule, the Purchaser shall procure that written notice of that matter (setting out, to the extent available, reasonable particulars of the potential liability, the due date for payment and the time limits for any appeal) is given as soon as reasonably practicable to the Seller and in any event within twenty Business Days (but failure to give such notice shall not be a condition to the liability of the Seller under this Schedule). As regards any such matter, notwithstanding the provisions of paragraph 7, either the Seller shall itself deal with the matter or at the request in writing of the Seller the Purchaser shall itself or shall procure that the Initial GasD Subsidiary concerned shall take such action as the Seller may reasonably request to deal with the matter but subject as set out in paragraph 9.2 and paragraph 9.4 and subject, in either case, to the Purchaser and the Initial GasD Subsidiary being indemnified to their reasonable satisfaction by the Seller against all losses (including additional Taxation), costs, damages and expenses which may be incurred as a result.

9.2	Where, pursuant to paragraph 9.1, the Seller deals itself with any matter which could give rise to a liability under paragraph 2 or 3 of this Schedule, the Seller shall procure that:

9.2.1	the Purchaser is kept fully informed of the progress of all matters relating to the Taxation affairs of the relevant Initial GasD Subsidiaries in relation to such matter;

9.2.2	the Purchaser receives copies of, or extracts from, all written correspondence to, or from, any Tax Authority insofar as it is relevant to the matters referred to in paragraph 9.2.1;

9.2.3

the Purchaser receives drafts of any Tax Documents relevant to the matters referred to in paragraph 9.2.1 which are to be submitted. If a time limit applies in relation to the submission of any such Tax Document, the Seller shall ensure that the Purchaser receives the Tax Document no later than twenty Business Days before the expiry of the time limit; and

9.2.4

the Purchaser is consulted fully in relation to the matters referred to in paragraph 9.2.1 above and any reasonable written comments of the Purchaser are taken into account in relation to such matters provided the Purchaser’s comments are received no later than ten Business Days after the draft Tax Document has been received by the Purchaser pursuant to paragraph 9.2.1.

9.3

The Purchaser and each Initial GasD Subsidiary shall be at liberty without reference to the Seller to deal with any matter which could give rise to a liability under paragraph 2 or 3 of this Schedule if the Seller delays unreasonably in itself dealing with or seeking to resolve the matter or in giving any such request as is mentioned in paragraph 9.1 above provided that the Purchaser or Initial GasD Subsidiary concerned has notified the Seller in writing of its intention so to deal with the matter and the Seller has not responded within five Business Days with such details as the Purchaser may reasonably require of how the Seller proposes to resolve the matter.

9.4

Neither the Purchaser nor any Initial GasD Subsidiary shall be required by this paragraph 9 to take any action which it reasonably considers will require it (or any member of the Purchaser’s Group) to engage in fraudulent conduct, conduct involving dishonesty or the commission of, or participation in, any criminal offence or that would involve the taking of any action that is not in compliance with what might reasonably be regarded as proper standards of tax practice.

9.5

The Purchaser shall procure that the Seller and its duly authorised agents are (on reasonable notice in writing to the Purchaser) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Initial GasD Subsidiaries and such other reasonable assistance as may be reasonably required to enable the Seller to exercise its rights under this paragraph 9 (provided that the Seller bears any reasonably incurred external costs which may be incurred).

9.6

Subject to paragraph 9.3, the Purchaser shall not, and shall procure that no Initial GasD Subsidiary shall, make any admission to any Tax Authority in relation to any matter which could give rise to a liability of the Seller under paragraph 2 or 3 of this Schedule or compromise, dispose of or settle the relevant matter without the written consent of the Seller.

9.7

The preceding provisions of this paragraph 9 shall apply, as they apply to a matter within paragraph 9.1, to any document issued by a Tax Authority from which it appears that any Degrouping Election may not be fully effective or valid and so that:

9.7.1	any reference to a liability under paragraph 2 of this Schedule in this paragraph 9 shall be replaced by a reference to the ineffectiveness or invalidity of such Degrouping Election; and

9.7.2

the rights of the Seller under paragraph 9.1 shall extend to requiring the relevant surrendering company to give new or amended elections on such terms as the Seller thinks fit to the extent necessary to ensure that a liability under paragraph 2 is not created or increased.

10	Effect of Discharge of Claim

For the avoidance of doubt and subject to paragraph 4.1.7 the Seller shall remain liable in accordance with the terms of this Schedule even though any Taxation giving rise to a liability to make a payment under paragraph 2 or 3 of this Schedule is or has been discharged or suffered by an Initial GasD Subsidiary or a member of the Purchaser’s Group whether before or after the date of this Schedule and whether by payment or by the loss or utilisation of any Relief.

11	Effect of Waiver, Release etc.

Any liability under this Schedule may in whole or in part be released, compounded or compromised or time or indulgence given by the person to whom the liability is owed in its absolute discretion as regards any of the persons under such liability without in any way prejudicing or affecting its rights against any other or others of those persons under the same or a like liability whether joint and several or otherwise.

Schedule 12

Deed of Adherence

This Deed of Adherence is made on [date] by [GasD HoldCo / GasD PledgeCo / GasD MidCo], a company incorporated under the laws of England and Wales under registered number [•] and whose registered office is at [•] (the “New Party”).

Recitals:

(A)

[GasD HoldCo / GasD PledgeCo / GasD MidCo] has been incorporated in accordance with Schedule 2 of an acquisition agreement made on [•] 2016 between (1) National Grid Holdings One plc and (2) [Investor] (the “Agreement”).

(B)	This Deed of Adherence is entered into in compliance with clause [•] of the Agreement.

It is agreed as follows:

1	The New Party confirms that it has been supplied with and has read a copy of the Agreement.

2	The New Party:

2.1	agrees to assume the benefit of the rights; and

2.2

shall observe, perform and be bound by all the obligations and terms of [GasD HoldCo / GasD PledgeCo / GasD MidCo] under the Agreement which are to be performed on or after the date of this Deed, to the intent and effect that the New Party shall be deemed with effect from the date of this Deed to be a party to the Agreement (as if named as a party to the Agreement).

3	The New Party warrants to the Seller and the Investor that the statements set out in Schedule 8 are true and accurate as at the date of this Deed.

4

This Deed is made for the benefit of: (a) the original Parties to the Agreement; and (b) any other person or persons who after the date of the Agreement (and whether or not prior to or after the date of this Deed) adhere to the Agreement.

5	The address and fax number of the New Party for the purposes of clause 14.11 of the Agreement are as follows:

Registered office of [NEW PARTY]

Email: [•]

Attention: [•]

6	Clause 14.15 of the Agreement shall apply to this Deed as if set out in full herein.

In witness of which this Deed has been signed as a deed on the date stated at the beginning of this Deed.

SIGNED as a DEED by [NEW PARTY] acting by [name of director] a Director in the presence of:
Witness’s signature
Name
Address
Occupation

Schedule 13

Use of National Grid Trade Marks

1	Except as otherwise expressly provided in the Interim Brand Licence and subject to paragraphs 2 and 3, the Investor shall, and the parties shall procure that each member of the GasD Group) shall:

1.1	from the Closing Date, not:

1.1.1	use or display any Names which include (in whole or in part) any National Grid Trade Marks, including any Name:

(i)	which makes use of the word GRID; or

(ii)	which is colourably the same or similar to the NATIONAL GRID logo (as represented by EU trade mark registration no. 004533089); or

1.1.2	hold itself out as having any current affiliation or other association with any member of the Seller’s Group; and

1.2

as soon as reasonably practicable following the Closing Date and in any event within 12 months of the Closing Date, have removed, or otherwise obliterated, all National Grid Trade Marks from all assets and materials owned or used by, or on behalf of, any member of the GasD Group, including any business stationery (including letterhead, business cards, schedules, inventories, agreements, policy documentation, customer agreements, publicity releases and forms), vehicles, machinery, buildings, interior décor items, fixtures and furnishings, displays, signs, informational, promotional or marketing materials, websites, email, computer software and systems. The costs associated with such removal and obliteration shall be borne by the GasD Group.

2	The Seller acknowledges and agrees that:

2.1	each member of the GasD Group is permitted to continue making use of the National Grid Trade Marks (excluding any logos, designs or stylised versions of the National Grid Trade Marks):

2.1.1	when referring to the former names of any member of the GasD Group; and

2.1.2	when accurately describing any products or services as having been originated by any member of the GasD Group or related to the GasD Business prior to Closing; and

2.2	no member of the Investor’s Group nor the GasD Group shall be obliged to remove or obliterate any National Grid Trade Marks from:

2.2.1	any executed agreements, or copies thereof, in existence prior to the Closing Date;

2.2.2	any policy documents or other customer agreements, or copies thereof, in existence and issued to customers prior to the Closing Date;

2.2.3	any non-customer-facing documents in existence prior to the Closing Date that are used for internal purposes only; or

2.2.4	any fixture where the National Grid Trade Mark is not visible to the public (which includes any visitor to a GasD Group property) until such time as it is reasonable for such removal or obliteration to be carried out, including as part of ordinary course asset replacement.

3

For the avoidance of doubt, nothing in this Schedule 13 shall restrict GasD OpCo’s (or any other member of the GasD Group’s) use of any registered trade mark assigned to GasD OpCo under the Assignment of Trade Marks (as defined in the Hive Out Agreement), provided that such registered trade marks are used solely: (i) in relation to the goods and services for which they are registered; and (ii) in the form in which they are depicted in their relevant registrations, and not otherwise varied or modified.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Schedule 14

Forecast Capex/Repex

Scheduled Closing Date	Forecast Capex/Repex
31 January 2017	[***]
28 February 2017	[***]
31 March 2017	[***]

The parties agree that the Forecast Capex/Repex for subsequent periods in the financial year commencing on 1 April 2017 will be set with reference to the Initial Budget.